Exhibit 99.3

Feldman Financial Advisors, Inc.

8804 Mirador Place

McLean, VA 22102

(202) 467-6862

Peru Federal Savings Bank Waukegan, Illinois Conversion Valuation Appraisal Report Valued as of February 21, 2023 Prepared By Feldman Financial Advisors, Inc. McLean, Virginia

Feldman Financial Advisors, Inc.

8804 Mirador Place

McLean, VA 22102

(202) 467-6862

February 21, 2023

Board of Directors

Peru Federal Savings Bank

1730 Fourth Street

Peru, Illinois 61354

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Peru Federal Savings Bank (the “Bank”) as of February 21, 2023 in conjunction with the Bank’s conversion (the “Conversion”) from the mutual form of organization to the stock form of organization, issuance of all of its capital stock to a newly formed stock holding company known as PFS Bancorp, Inc. (“PFS Bancorp” or the “Company”), and offering for sale of PFS Bancorp’s common stock to eligible depositors of the Bank, the Bank’s employee stock ownership plan, and certain members of the general public in the subscription and community offering (the “Stock Offering”). The Conversion is being undertaken pursuant to a Plan of Conversion adopted by the Boards of Directors of the Bank. The Appraisal is furnished pursuant to the filing by the Bank of regulatory applications with respect to the Conversion and Stock Offering with the Office of the Comptroller of the Currency and the Securities and Exchange Commission.

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and advisory firm that specializes in valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of the Bank that included discussions with the Bank’s management, the Bank’s legal counsel, Luse Gorman, PC, and the Bank’s independent registered public accounting firm, Wipfli LLP. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information. We also reviewed, among other factors, the economy in the Bank’s primary market area and compared the Bank’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

The Appraisal is based on the Bank’s representation that the information in the Conversion applications and additional evidence furnished to us by the Bank and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Bank and its independent accounting firm, nor did we independently value the assets or liabilities of the Bank. The Appraisal considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

Feldman Financial Advisors, Inc.

Board of Directors

Peru Federal Savings Bank

February 21, 2023

Page Two

Pursuant to the Plan of Conversion adopted and approved by the Bank’s Board of Directors, the Bank will convert from the mutual to the stock form of organization. When the Conversion and Stock Offering are completed, all of the outstanding capital stock of Peru Federal will be owned by PFS Bancorp, and all of the common stock of PFS Bancorp will be owned by its stockholders. The Bank will operate as a wholly-owned subsidiary of PFS Bancorp.

The Plan of Conversion provides for the establishment of a new charitable foundation, the Peru Federal Savings Charitable Foundation, Inc. (“the Foundation”). The Foundation will be funded initially by cash and common stock of the Company. Upon the closing of the Conversion and Stock Offering, the Company and the Bank intend to contribute to the Foundation an amount of $100,000 in cash and 40,000 shares of our common stock, for an aggregate contribution of $500,000 based on the $10.00 per share offering price. The Bank regards that the purpose of the Foundation is to provide financial support to charitable organizations in its market area and to enable the communities that it serves to share in our long-term growth.

It is our opinion that, as of February 21, 2023, the estimated pro forma market value of the Bank (inclusive of the common stock contributed to the Foundation) was within a range (the “Valuation Range”) of $15,700,000 to $21,100,000 with a midpoint of $18,400,000. Pursuant to applicable appraisal guidelines, the Valuation Range was based upon a decrease of approximately 15% from the midpoint value to determine the minimum value and an increase of approximately 15% from the midpoint value to establish the maximum value. Assuming an additional increase of approximately 15% above the maximum value would result in an adjusted maximum of $24,205,000. Based on the Valuation Range, the range of common stock to be sold in the Stock Offering (excluding the Foundation shares) is as follows: $15,300,000 at the minimum, $18,000,000 at the midpoint, $20,700,000 at the maximum, and $23,805,000 at the adjusted maximum of the offering range. Based on an initial offering price of $10.00 per share, the number of shares to be sold in the Stock Offering is as follows: 1,530,000 at the minimum, 1,800,000 at the midpoint, 2,070,000 at the maximum, and 2,380,500 at the adjusted maximum of the offering range.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Stock Offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Stock Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws, and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

Feldman Financial Advisors, Inc.

Board of Directors

Peru Federal Savings Bank

February 21, 2023

Page Three

The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted,

Feldman Financial Advisors, Inc.

Trent R. Feldman
President

Peter W. L. Williams
Principal

Feldman Financial Advisors, Inc.

TABLE OF CONTENTS

TAB			PAGE

	INTRODUCTION		1

I.	Chapter One – Business of Peru Federal Savings Bank

	General Overview		3
	Financial Condition		9
	Income and Expense Trends		18
	Interest Rate Risk Management		24
	Asset Quality		28
	Office Facilities		31
	Market Area		32
	Summary Outlook		43

II.	Chapter Two – Comparisons with Publicly Traded Companies

	General Overview		44
	Selection Criteria		45
	Recent Financial Comparisons		49

III.	Chapter Three – Market Value Adjustments

	General Overview		61
	Earnings Growth and Viability		62
	Financial Condition		63
	Market Area		63
	Management		65
	Dividend Payments		66
	Liquidity of the Stock Issue		66
	Subscription Interest		68
	Recent Acquisition Activity		69
	Effect of Banking Regulations and Regulatory Reform		69
	Stock Market Conditions		71
	Adjustments Conclusion		78
	Valuation Approach		78
	Valuation Conclusion		82

IV.	Appendix -- Exhibits

	I	Background of Feldman Financial Advisors, Inc.	I-1
	II-1	Consolidated Balance Sheets	II-1
	II-2	Consolidated Income Statements	II-2
	II-3	Loan Portfolio Composition	II-3
	II-4	Cash and Investments Composition	II-4
	II-5	Deposit Accounts Composition	II-5
	II-6	Borrowed Funds Composition	II-6
	II-7	Professional Background Summaries of Executive Officers	II-7
	III	Financial and Market Data for All Public Thrifts	III-1
	IV-1	Pro Forma Assumptions for the Stock Offering	IV-1
	IV-2	Pro Forma Conversion Valuation Range	IV-2
	IV-3	Pro Forma Conversion Analysis at the Midpoint Value	IV-3
	IV-4	Comparative Valuation Ratio Analysis	IV-4

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Feldman Financial Advisors, Inc.

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Feldman Financial Advisors, Inc.

INTRODUCTION

At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Peru Federal Savings Bank (the “Bank”) as of February 21, 2023 in conjunction with the Bank’s conversion (the “Conversion”) from the mutual form of organization to the stock form of organization, issuance of all of its capital stock to a newly formed stock holding company known as PFS Bancorp, Inc. (“PFS Bancorp” or the “Company”), and offering for sale of PFS Bancorp’s common stock to eligible depositors of the Bank, the Bank’s employee stock ownership plan, and certain members of the general public in the subscription and community offering (the “Stock Offering”). The Conversion is being undertaken pursuant to a Plan of Conversion adopted by the Boards of Directors of the Bank. The Appraisal is furnished pursuant to the filing by the Bank of regulatory applications with respect to the Conversion and Stock Offering with the Office of the Comptroller of the Currency and the Securities and Exchange Commission.

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and advisory firm that specializes in valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of the Bank that included discussions with the Bank’s management, the Bank’s legal counsel, Luse Gorman, PC, and the Bank’s independent registered public accounting firm, Wipfli LLP. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information. We also reviewed, among other factors, the economy in the Bank’s primary market area and compared the Bank’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

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The Appraisal is based on the Bank’s representation that the information in the Conversion applications and additional evidence furnished to us by the Bank and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Bank and its independent accounting firm, nor did we independently value the assets or liabilities of the Bank. The Appraisal considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Stock Offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Stock Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws, and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

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I. Business of Peru Federal Savings Bank

General Overview

Peru Federal is a federally-chartered mutual savings bank headquartered in Peru, Illinois. Originally chartered in 1887, the Bank conducts its operations from its main office and a branch office, both located in Peru, Illinois. The Bank’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential mortgage loans secured by properties located in its primary market area. To a significantly lesser extent, the Bank also originates commercial real estate loans, multi-family mortgage loans, construction and land development loans, commercial loans, home equity loans and lines of credit, and consumer loans. In addition, the Bank offers electronic banking services including mobile banking, on-line banking and bill pay, and electronic funds transfer.

At December 30, 2022, the Bank had total assets of $174.1 million, total deposits of $152.6 million, net total loans of $84.9 million, and total equity of $20.2 million (measuring 11.57% of total assets). The Bank reported net income of $831,000 for the year ended December 31, 2022 and net income of $1.0 million for the year ended December 31, 2021. The Bank’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). The Bank is subject to examination and regulation by the Office of the Comptroller of the Currency (“OCC”), and is also subject to examination by the FDIC. The Bank is a member of the Federal Home Loan Bank (“FHLB”) of Chicago. At December 31, 2022, the Bank had 23 full-time employees and three part-time employees.

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The Bank was founded originally in 1887 and known as the Workmen’s Loan Association of Peru, which converted to a federal charter and assumed the name of Peru Federal Savings and Loan Association (the “Association”) in 1935. Initially, the offices of the Association were located at 1812 Fourth Street in Peru until 1939, when the Association purchased property at 1800 Fourth Street. In 1962, the Association purchased property at 1730 Fourth Street and constructed the present building, which houses the main office of Peru Federal. In 1974, the Association purchase a property that houses the branch office at 914 Shooting Park Road in Peru. In 1997, the Association changed its name and charter to be known as Peru Federal Savings Bank.

Since its inception, the Bank has operated as a traditional savings institution focused primarily on serving the banking needs of customers in its market area of LaSalle County, Illinois, and adjacent communities. In recent years, the Bank has increased its originations of higher yielding commercial real estate loans and commercial business loans. Peru Federal consider its primary market area for loan originations and deposit gathering to be LaSalle County, and contiguous areas, in north central Illinois, generally within a 30-mile to 35-mile radius from its offices which encompasses parts of adjacent Bureau County and Putnam County.

Peru is located on the western border of LaSalle County and within the Illinois Valley formed by the Illinois River. Located near the intersection of Interstate 80 and Interstate 39, Peru is located equidistant, approximately 100 miles, between Chicago to the east and the Quad Cities in Iowa to the west and equidistant, approximately 70 miles, between Rockford, Illinois, to the north and Bloomington, Illinois, to the south. Based on population estimates for 2023, LaSalle County had a population of approximately 108,000, Bureau County had a population of approximately 32,500, and Putnam County had a population of approximately 5,500. The Bank’s primary market area is predominately rural.

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The Bank’s long operating history has provided it with a familiarity of its local communities and customer base. The Bank believes that it has a strong community reputation as a residential mortgage lender and its staff and management are easily accessible for customers. The Bank continues to stress customer service and is community focused through its staff that is knowledgeable of the local customer base and very active in community endeavors. The Bank relies on its experienced and committed staff to meet the needs of customers and prides itself on its relatively lean and very efficient operations. Compared to its peers, the Bank’s ratio of operating expense to average assets has been consistently lower. Peru Federal considers its mission statements as follows: “To meet the financial needs of each individual, to grow from exceptional customer service focused on relationships and personalized attention, and to be the community bank that continues to serve generations in the Illinois Valley.”

Over the past ten years, the Bank has emphasized conservative lending, controlled growth, and an emphasis on managing liquidity and interest rate risk. The Bank’s total assets increased at a compound annual growth rate (“CAGR”) of 2.2% from $139.7 million at December 31, 2012 to $174.1 million at December 31, 2022. The Bank’s total loans increased at CAGR of 2.2% from $69.0 million at December 31, 2012 to $85.5 million at December 31, 2022. The Bank’s ratio of total loans to total deposits was relatively unchanged from 56.0% at year-end 2012 and 56.0% at year-end 2022. Over this same time period, the Bank’s ratio of total equity to total assets increased from 11.20% at year-end 2012 to 11.57% at year-end 2022. The Bank was consistently profitable over the past ten years with earnings averaging 0.54% of average total assets.

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The Bank’s current operating goal is to position the organization to succeed in an evolving and competitive financial services landscape and enhance its position as one of the leading community banking institutions in its market. The Bank believes that it can provide long-term value to its stockholders, customers, employees, and the communities it serves by executing a prudent business strategy that generates increasing profitability. The Bank also believes there is a significant opportunity for a community-focused banking institution to continue to compete effectively in its primary market area and that the increased capital it will have after the completion of the Stock Offering will facilitate this objective. The core elements of the Bank’s business strategy are outlined in more detail below:

●	Continue to focus on originating one- to four-family residential mortgage loans for retention in the Bank’s loan portfolio. The Bank is are primarily a one- to four-family residential mortgage loan lender for borrowers in its primary market area. As of December 31, 2022, $61.1 million, or 71.5% of its total loan portfolio, consisted of residential mortgage loans (including home equity loans and lines of credit). The Bank expects that residential mortgage lending will remain its primary lending activity.

●	Grow and diversify the Bank’s loan portfolio prudently by increasing originations of commercial real estate loans and commercial business loans. While Peru Federal plans to continue its historical focus on the origination of residential mortgage loans, the Bank intends to prudently increase its originations of commercial real estate loans and commercial business loans to diversify its loan portfolio and increase yield. At December 31, 2022, commercial real estate loans (including agricultural real estate loans) amounted to $17.9 million, or 20.9% of total loans, and commercial business loan amounted to $2.1 million, or 2.5% of total loans..

●	Maintain strong asset quality through conservative loan underwriting. The Bank seeks intend to maintain strong asset quality through what it believes are conservative underwriting standards and credit monitoring processes. As of December 31, 2022, the Bank’s non-performing assets amounted to $623,000, or 0.36% of total assets.

●	Continue to grow low-cost “core” deposits. Core deposits include all deposits other than certificates of deposit. The Bank plans to continue its efforts to increase its core deposits to provide a stable source of funds to support loan growth at costs consistent with improving its interest rate spread and net interest margin. Core deposits totaled $104.4 million, or 68.3% of total deposits, at December 31, 2022.

●	Remain a community-oriented institution and continue to rely on high quality service to maintain and build a loyal customer base. The Bank was established in 1887 and has been operating continuously in Peru, Illinois, since that time. Through the goodwill it has developed over years of providing timely, efficient banking services, the Bank believes that it has been able to attract a loyal base of local retail customers on which it seeks to continue to build its banking business.

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●	Grow organically and through opportunistic branching. The Bank plans to grow its balance sheet organically on a managed basis. Moreover, the capital that the Bank is raising through the Stock Offering will enable it to increase its lending and investment capacity. In addition to organic growth, the Bank may also consider expansion opportunities in its market area or in contiguous markets. These opportunities may include establishing loan production offices, establishing new branch offices, or acquiring branch offices. The capital raised from the Stock Offering would help the Company and the Bank fund any such opportunities that may arise. The Bank has no current plans or intentions regarding any such expansion activities.

While its equity level is solid at 11.57% of total assets as of December 31, 2022, the Bank believes it must raise additional capital in order to facilitate its growth objectives and loan generation activity, and provide a greater cushion in response to the risk profile associated with continued expansion and future economic conditions. As a stock organization upon completion of the Conversion, the Company and the Bank will be organized in the ownership form used by commercial banks, most major businesses, and a large number of thrift institutions. The ability to raise new equity capital through the issuance and sale of capital stock will allow the Company and the Bank the flexibility to increase its equity capital position more rapidly than by accumulating earnings.

The Bank also believes that the ability to attract new capital also will help address the needs of the communities it serves and enhance its ability to expand or to make acquisitions. After the Conversion, the Bank will have an increased ability to merge with or acquire other financial institutions or business enterprises; however, there are no current arrangements, understandings, or agreements regarding any such acquisition opportunities. Finally, the Bank expects to benefit from its employees and directors having stock ownership in its business, since that is viewed as an effective performance incentive and a means of attracting, retaining, and compensating employees and directors.

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In summary, the Bank’s primary reasons for implementing the Conversion and undertaking the Stock Offering are to:

●	Increase capital to support future growth and profitability.

●	Retain and attract qualified personnel by establishing stock-based benefit plans for management and employees.

●	Offer customers and employees an opportunity to purchase an equity interest in Peru Federal by purchasing shares of common stock of PFS Bancorp.

Moving forward, the Bank’s strategic priorities have been identified and emphasized as described below:

●	Growth – grow lending and retail deposit by gaining market share in the Bank’s primary market.

●	Profitability – continue to improve the overall profitability of the Bank through margin improvements, expanded services, and cost management.

●	Service – continue efforts to improve the Bank’s customer service and overall customer experience.

●	Personnel – improve the knowledge, direction, and abilities of the staff and the overall organizational management processes.

The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in the Bank’s economic and competitive environment, and recent strategic initiatives. The discussion is supplemented by the exhibits in the Appendix. Exhibit II-1 presents the Bank’s consolidated balance sheets as of December 31, 2020 to 2022. Exhibit II-2 summarizes the Bank’s consolidated income statements for the years ended December 31, 2020 to 2022.

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Financial Condition

Table 1 presents selected data concerning the Bank’s financial position as of December 31, 2020 to 2022. Table 2 displays relative balance sheet concentrations as of similar period-end dates.

Table 1

Selected Financial Condition Data

As of December 31, 2020 to 2022

(Dollars in Thousands)

	December 31,
	2022	2021	2020
Total assets	$174,134	$185,556	$171,983
Cash and cash equivalents	12,651	21,542	8,115
Investment securities (1)	66,563	74,871	73,769
Federal Home Loan Bank stock	347	330	254
Total loans, net	84,916	80,840	82,068
Premises and equipment, net	2,150	2,159	2,277
Bank-owned life insurance	3,783	3,696	3,611
Total deposits	152,707	155,912	143,475
Federal Home Loan Bank advances	-	5,000	4,000
Total equity	20,139	23,440	23,321

(1) Includes available-for-sale debt securities, held-to-maturity debt securities, and equity securities.

Source: Peru Federal Savings Bank, financial statements.

Asset Composition

The Bank’s total assets amounted to $174.1 million at December 31, 2022, reflecting a 6.2% or $11.4 million decrease from total assets of $185.6 million at December 31, 2021. In the prior year, the Bank’s total assets increased by 7.9% or $13.6 million from $172.0 million at December 31, 2020 to $185.6 million at December 31, 2021. The recent contraction of total assets was primarily related to the payoff of a FHLB advance of $5.0 million and a moderate decrease of $3.2 million in total deposits.

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Table 2

Relative Balance Sheet Concentrations

As of December 31, 2020 to 2022

(Percent of Total Assets)

	December 31,
	2022	2021	2020
Cash and cash equivalents	7.27%	11.61%	4.72%
Investment securities (1)	38.23	40.35	42.89
Federal Home Loan Bank stock	0.20	0.18	0.15
Total loans, net	48.76	43.57	47.72
Premises and equipment, net	1.23	1.16	1.32
Bank-owned life insurance	2.17	1.99	2.10
Other assets	2.14	1.14	1.10
Total assets	100.00%	100.00%	100.00%

Total deposits	87.70%	84.02%	83.42%
Federal Home Loan Bank advances	-	2.69	2.33
Other liabilities	0.74	0.65	0.69
Total liabilities	88.43	87.37	86.44
Total equity	11.57	12.63	13.56
Total liabilities and equity	100.00%	100.00%	100.00%

(1) Includes available-for-sale debt securities, held-to-maturity debt securities, and equity securities.

Source: Peru Federal Savings Bank, financial statements.

Net total loans increased by $4.1 million or 5.0% from $80.8 million at year-end 2021 to $84.9 million at year-end 2022. As a result of the recent increase in the Bank’s loan portfolio, the percentage of net total loans increased from 43.6% of total assets at December 31, 2021 to 48.8% of total assets at December 31, 2022. Cash and cash equivalents decreased by $8.9 million from $21.5 million at December 31, 2021 to $12.7 million at December 31, 2022. The decrease in cash and cash equivalents primarily reflected outgoing cash flows to fund the payoff of FHLB debt and the reduction in deposits. The aggregate amount of investment securities decreased by $8.3 million from $74.9 million, or 40.3% of total assets, at year-end 2021 to $66.6 million, or 38.2% of total assets, at year-end 2022.

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The cash surrender value of bank-owned life insurance (“BOLI”) increased moderately from $3.7 million at December 31, 2020 to $3.8 million at December 31, 2022. BOLI provides the Bank with a funding offset for employee benefit plans and obligations and also generates non-interest that generally is non-taxable. The percentage of BOLI to total assets measured 2.2% of total assets at December 31, 2022.

The largest segment of the Bank’s loan portfolio comprises residential estate mortgage loans. As of December 31, 2022, one- to four-family residential mortgage loans accounted for 69.2% of total loans as illustrated in Exhibit II-3. The Bank’s loan portfolio also included commercial and multi-family real estate loans (20.9% of total loans), commercial business loans (2.5% of total loans), construction and land development loans (1.8% of total loans), home equity loans and lines of credit (2.4% of total loans), and consumer loans (3.3% of total loans) at December 31, 2022. During the year ended December 31, 2022, the Bank’s loan originations totaled $19.4 million, comprised of $11.5 million of one- to four-family residential mortgage loans, $5.4 million of commercial real estate loans, $1.1 million of commercial business loans, and $1.4 million of consumer loans.

At December 31, 2022, the Bank had $59.1 million in one- to four-family residential mortgage loans, which represented 69.2% of total loans. Of the one- to four-family mortgage loans due after December 31, 2022, approximately $54.7 million or 92.6% consisted of fixed-rate loans and $4.4 million or 7.4% consisted of adjustable-rate loans. One- to four-family residential mortgage loans outstanding increased by $4.0 million or 7.2% from $55.1 million at year-end 2021 to $59.1 million. The Bank’s residential mortgage loans are generally underwritten to secondary market guidelines. The Bank generally limits the loan-to-value ratios of its residential mortgage loans to 80% (95% with private mortgage insurance; 102% for loans guaranteed by the U.S Department of Agriculture) of the purchase price or appraised value, whichever is lower.

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At December 31, 2022, the Bank had $17.9 million in commercial real estate and multi-family real estate loans, which represented 20.9% of total loans. Of this aggregate total, the Bank’s commercial real estate loans amounted to $16.4 million and multi-family residential loans amounted to $1.5 million as of December 31, 2022. The commercial real estate loan portfolio included $1.6 million of loans secured by agricultural properties as of December 31, 2022. The Bank’s commercial and multi-family real estate lending activity is consistent with its strategy to diversify the loan portfolio and increase the overall portfolio yield with shorter-maturity loans. Commercial and multi-family real estate loans increased moderately by $175,000 or 1.0% from $17.7 million at year-end 2021 to $17.9 million at year-end 2022.

The Bank’s commercial real estate loans are generally secured primarily by owner-occupied properties including warehouses, storage units, and store fronts. The Bank’s commercial real estate loans are generally adjustable rate loans with a negotiated interest rate. The interest rate is fixed for the initial term of five, seven, or ten years, and then adjusts yearly thereafter based on the prime rate, plus a margin. Commercial real estate loans generally have terms up to 20 years. The Bank generally limits the loan-to-value ratios of its commercial mortgage loans to 75% of the purchase price or appraised value, whichever is lower. At December 31, 2022, the Bank’s largest commercial real estate loan had an outstanding balance of $1.5 million and was secured by storage units located in the Bank’s primary market area. At December 31, 2022, this loan was performing according to its original terms. The Bank’s largest purchased loan participation at year-end 2022 had an outstanding balance of $909,000, representing a 10.3% participation interest in a $9.0 million commercial real estate loan secured by a medical building in Spring Valley, Illinois. At December 31, 2022, this loan was performing according to its original terms.

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As of December 31, 2022, the Bank had $2.1 million of commercial business loans, which represented 2.5% of the total loan portfolio. Commercial business loans outstanding declined by $74,000 or 3.4% from $2.2 million at year-end 2021 to $2.1 million at year-end 2022. The Bank’s commercial business loans include both term loans and lines of credit. These loans are generally secured by business assets, such as equipment, inventory, and accounts receivable. Depending on the collateral used to secure the loans, commercial loans are made in amounts of up to 75% of the value of the collateral securing the loan. At December 31, 2022, the Bank’s largest commercial loan totaled $249,000 and was secured by equipment. At December 31, 2022, this loan was performing according to its original terms.

The Bank’s home equity loans and lines of credit amounted to $2.0 million or 2.4% of total assets as of December 31, 2022. Other consumer loans totaled $2.8 million or 3.3% of total assets as of December 31, 2022. The Bank’s home equity loans are generally fixed-rate loans for terms of five, seven, or 10 years. The interest rates for home equity lines of credit are based on the prime rate. The loan-to-value ratio for home equity loans and lines of credit is generally up to 90%, taking into account any superior mortgage on the collateral property. The Bank’s consumer loan portfolio generally consists of loans secured predominately by automobiles and trucks (new and used).

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Exhibit II-5 presents a summary of the Bank’s portfolio of cash, short-term liquidity, and investment securities as of December 31, 2020 to 2022. The Bank’s primary investment objective is to maximize portfolio yield over the long term in a manner that is consistent with minimizing risk, meeting liquidity needs, meeting pledging requirements, and meeting asset/liability management and interest rate risk strategies. Subject to loan demand and its internal interest rate risk analysis, the Bank will increase the balance of its investment securities portfolio when it has excess liquidity. The Bank’s investment policy was adopted by the Board of Directors and is reviewed annually by the Board of Directors. All investment decisions are made by the Bank’s Asset/Liability Committee according to Board-approved policies. The Bank’s current investment policy authorizes, with certain limitations, investments in U.S. Treasury and federal agency securities, securities issued by the U.S. government and its agencies or government-sponsored enterprises (“GSEs”) including mortgage-backed securities, state and municipal securities, and interest-bearing time deposits in other financial institutions, among other investments.

As shown in Exhibit II-4, the Bank’s aggregate cash and investments amounted to $79.6 million or 45.7% of total assets as of December 31, 2022. The Bank’s relatively large concentration of cash and investments is also integral to its overall balance sheet and interest rate risk management strategies. Cash and cash equivalents amounted to $12.7 million or 7.3% of the Bank’s total assets as of year-end 2022. Cash and cash equivalents decreased from $21.5 million or 11.6% of total assets as of year-end 2021 as excess liquidity was used in 2022 to fund FHLB debt repayment and deposit outflows.

The Bank’s available-for-sale securities portfolio, reported at fair value, totaled $63.3 million or 36.4% of total assets at December 31, 2022 and was composed of $38.2 million of residential mortgage-backed securities, $19.8 million of municipal obligations, and $5.3 million of U.S. Government and federal agency securities. The Bank’s mortgage-backed securities are issued by U.S. Government-sponsored enterprises. The held-to-maturity securities portfolio, reported at amortized cost, totaled $3.1 million or 1.8% of total assets at year-end 2022 and was composed of $2.2 million of certificates of deposit, $917,000 of U.S. Government and federal agency securities, and $5,000 of residential mortgage-backed securities. As of December 31, 2022, the Bank had net unrealized losses of $5.2 million in its available-for-sale securities portfolio and net unrealized losses of $174,000 in its held-to-maturity securities portfolio. The Bank’s available-for-sale investment securities portfolio had a weighted average yield of 2.10% and the held-to-maturity securities portfolio had a weighted average yield of 2.39% during the year ended December 31, 2022. The overall weighted average yield on investment securities increased from 1.81% in 2021 to 2.10% in 2022 as a result of the maturity of lower yielding securities and the effects of the rising interest rate environment. The Bank also owned $347,000 of common stock in the FHLB of Chicago as of December 31, 2022.

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Liability Composition

Deposits are the Bank’s primary external source of funds for lending and investment purposes. Exhibit II-5 presents a summary of the Bank’s deposit composition as of December 31, 2021 and 2022. Total deposits amounted to $152.7 million or 87.7% of total assets and 99.2% of total liabilities at December 31, 2022. Total deposits decreased by 2.1% or $3.2 million from $155.9 million at December 31, 2021 to $152.7 million at December 31, 2022. The recent decline in deposits was primarily due to consumer spending of stimulus funds received in conjunction with the economic response of federal and state governments to the coronavirus pandemic.

The Bank’s certificate of deposit accounts increased by $1.4 million or 2.9% from $47.0 million or 30.1% of total deposits at year-end 2021 to $48.3 million or 31.7% of total deposit at year-end 2022. Core deposits, defined as total deposits excluding certificate of deposit accounts, decreased by $4.6 million or 4.2% from $108.9 million at year-end 2021 to $104.4 million at year-end 2022. The increase in certificates of deposit reflected the shift from core deposits to higher yielding certificate of deposit accounts due to the increase in market interest rates. The ratio of core deposits to total deposits decreased from 69.9% at December 31, 2021 to 68.3% at December 31, 2022, while the concentration of certificate deposits to total deposits increased from 30.1% to 31.7% over the same time period.

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The Bank relies on customer service and longstanding relationships with customers in its primary market area to attract and retain deposits. Deposit account terms vary according to the minimum balance required, the time period that funds must remain on deposit, and the interest rate, among other factors. In determining the rates and terms of its deposit accounts, the Bank considers the rates offered by competitors, liquidity needs, growth objectives, current operating strategies, and customer preferences and concerns. The Bank has placed a concerted emphasis on attracting core deposit accounts, which tend to represent lower cost and more stable funding sources. As of December 31, 2022, the Bank’s weighted average cost of core deposits was 0.37%, the weighted average cost of certificate accounts was 1.50%, and the overall weighted average cost of total deposits was 0.73%.

Exhibit II-5 presents a summary of the Bank’s borrowed funds activity as of and for the years ended December 31, 2021 and 2022. As a member of the FHLB of Chicago, the Bank may obtain FHLB borrowings based upon the security of FHLB capital stock owned and certain of the Bank’s residential real estate mortgage loans. Historically, the Bank has not actively utilized FHLB borrowings as a source of funds. However, in 2020, the Bank obtained a $4.0 million, zero-rate FHLB advance that matured in 2021. Subsequently, in 2021, the Bank obtained a $5.0 million, zero-rate FHLB advance that matured in 2022. The FHLB of Chicago had offered these interest-free advances to eligible member institutions in connection with its coronavirus pandemic-related economic relief program.

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At December 31, 2022, the Bank had no outstanding advances from the FHLB of Chicago. As of December 31, 2022, based on available collateral and its ownership of FHLB of Chicago common stock, the Bank had access to up to $46.2 million of advances from the FHLB of Chicago. At December 31, 2022, the Bank also had a $4.0 million line of credit with a correspondent bank, with no outstanding balance at that date.

Equity Capital

The Bank has historically maintained solid capital levels and its total equity amounted to $20.1 million or 11.57% of total assets at year-end 2022. The ratio of total equity to assets decreased from 12.63% at year-end 2021 and 13.56% at year-end 2020. The Bank’s total equity decreased by $3.3 million from $23.4 million at year-end 2021 to $20.1 million at year-end 2022 largely due to a decrease of $4.1 million in the Bank’s accumulated other comprehensive income (“AOCI”). The Bank’s AOCI is affected by unrealized gains (or losses) on available-for-sale securities. During 2022, the Bank’s AOCI declined from a net positive amount of $443,000 to a net loss of $3.7 million. The increase in market interest rates had the effect of producing net unrealized losses in the Bank’s available-for-sale securities portfolio as of December 31, 2022.

The Bank’s capital level remains strong in comparison to minimum regulatory requirements. The Bank’s regulatory capital ratios of tier 1 leverage capital, common equity tier 1 risk-based capital, tier 1 risk-based capital, and total risk-based capital were 13.81%, 28.07%, 28.07%, and 28.71%, respectively, as of December 31, 2022. In comparison, the minimum regulatory requirements under federal banking agency guidelines were 4.00%, 4.50%, 6.00%, and 8.00%, and the threshold requirements for regulatory “well capitalized” levels were 5.00%, 6.50%, 8.00%, and 10.00%, respectively. Based on these regulatory capital ratios and requirements, the Bank was considered well capitalized for regulatory purposes as of December 31, 2022.

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Income and Expense Trends

Table 3 displays the main components of the Bank’s earnings performance for the years ended December 31, 2020 to 2022. Table 4 displays the Bank’s principal income and expense ratios as a percent of average assets for the corresponding periods. Table 5 displays the Bank’s weighted average yields on interest-earning assets and weighted average costs of interest-bearing liabilities.

General Overview

Over recent years, the Bank has exhibited a consistent trend of positive earnings. The Bank’s net income amounted to $831,000 for the year ended December 31, 2022, as compared to net income of $1.0 million for the year ended December 31, 2021 and net income of $776,000 for the year ended December 31, 2020. The Bank reported a return on average assets (“ROA”) of 0.47%, 0.55%, and 0.46% for 2020, 2021, and 2022, respectively. The Bank reported a return on average equity (“ROE”) of 3.42%, 4.27%, and 3.99% for 2020, 2021, and 2022, respectively.

Compared to its asset size peer group ($100 million to $300 million) of FDIC-insured savings institutions, the Bank’s three-year average ROA of 0.49% from 2020 to 2022 was positioned slightly below the peer group’s three-year average ROA of 0.53%. The Bank’s ROA of 0.46% for 2022 was below the peer group average ROA of 0.50% in 2022. Compared to its regulatory peer group on a historical basis, the Bank’s profitability trends are characterized by a below-average net margin, offset partially by a lower non-interest expense ratio in relation to average assets. The Bank’s net interest margin of 2.43% in 2022 was below the peer group average of 3.06%, primarily due to the Bank’s lower ratio of net total loans to total assets, which measured 48.8% for Peru Federal versus the corresponding peer group average of 61.3%. The Bank’s non-interest expense ratio of 2.00% of average assets was lower than the peer group average of 2.81%.

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Table 3

Income Statement Summary

For the Years Ended December 31, 2020 to 2022

(Dollars in Thousands)

	Year Ended
	December 31,
	2022	2021	2020
Total interest and dividend income	$4,803	$4,584	$4,847
Total interest expense	640	611	963
Net interest income	4,163	3,973	3,884
Provision (credit) for loan losses	61	(6)	445
Net interest income after provision	4,102	3,979	3,439

Customer service fees	368	339	294
Net realized gain on loan sales	140	144	295
Loan servicing fees	78	81	87
Realized loss on sale of available-for-sale securities	(221)	-	(25)
Other income	144	96	280
Total non-interest income	509	660	931

Salaries and employee benefits	2,002	1,962	2,076
Occupancy and depreciation	389	384	382
Data processing	573	434	387
Professional fees	152	100	99
Marketing	129	124	126
Deposit insurance premium	140	163	130
Other expense	240	195	274
Total non-interest expense	3,625	3,362	3,474

Income before income taxes	986	1,277	896
Provision for income taxes	155	275	120
Net income	$831	$1,002	$776

Source:  Peru Federal Savings Bank, financial statements.

Years Ended December 31, 2021 and 2022

Net income declined by 17.1% from $1.0 million in 2021 to $831,000 in 2022. The primary reasons for the decline in earnings were a $263,000 increase in non-interest expense, a $151,000 decrease in non-interest income, and a $67,000 increase in the provision for loan losses, offset partially by a $190,000 increase in net interest income. The increase in net interest income was largely attributable to an increase in the Bank’s net interest spread from 2.12% in 2021 to 2.44% in 2022. The decrease in non-interest income was related mainly to the recording of a loss of $221,000 on sale of available-for-sale securities.

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Net interest income increased $190,000 or 4.8% to $4.8 million for the year ended December 31, 2022 compared to $4.6 million for the year ended December 31, 2021. The increase reflects the increase of 32 basis points in the net interest rate spread to 2.44% for the year ended December 31, 2022 from 2.12% for the year ended December 31, 2021, while average interest-earning assets decreased by $2.6 million or 1.5% on a year-to-year basis. The Bank’s weighted average yield on interest-earning assets increased by 33 basis points from 2.56% in 2021 to 2.89% in 2022. In contrast, the weighted average cost of interest-bearing liabilities increased by only 1 basis point from 0.44% in 2021 to 0.45% in 2022. The net interest margin increased to 2.43% for the year ended December 31, 2022 from 2.10% for the year ended December 31, 2021. Both the net interest rate spread and net interest margin increased due to the rising interest rate environment.

The provision for loan losses increased by $67,000 to $6,000 for the year ended December 31,2022 from a credit of $6,000 for the year ended December 31, 2021. Net loan charge-offs increased from $3,000 in 2021 to $85,000 in 2022. The allowance for loan losses decreased by $24,000 or 4.2% to $543,000 at December 31, 2022 from $567,000 at December 31, 2021. The allowance for loan losses measured 0.64% of total loans at December 31, 2022 and 0.70% of total loans as of December 31, 2021. Management’s determination of the adequacy of the allowance for loan losses was based primarily on the low balances of non-performing loans, delinquent loans, and net charge-offs in both periods.

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Table 4

Income Statement Ratios

For the Years Ended December 31, 2020 and 2021

(Percent of Average Assets)

	Year Ended
	December 31,
	2022	2021	2020
Total interest and dividend income	2.66%	2.52%	2.92%
Total interest expense	0.36	0.34	0.57
Net interest income	2.30	2.18	2.34
Provision (credit) for loan losses	0.03	(0.01)	0.27
Net interest income after provision	2.27	2.19	2.07

Customer service fees	0.20	0.19	0.18
Net realized gain on loan sales	0.08	0.08	0.18
Loan servicing fees	0.04	0.04	0.05
Realized loss on sale of available-for-sale securities	(0.12)	0.00	(0.02)
Other income	0.08	0.05	0.17
Total non-interest income	0.28	0.36	0.56

Salaries and employee benefits	1.11	1.08	1.25
Occupancy and depreciation	0.22	0.21	0.23
Data processing	0.32	0.24	0.23
Professional fees	0.08	0.05	0.06
Marketing	0.07	0.07	0.08
Deposit insurance premium	0.08	0.09	0.08
Other expense	0.13	0.11	0.17
Total non-interest expense	2.00	1.85	2.09

Income before income taxes	0.55	0.70	0.53
Provision for income taxes	0.09	0.15	0.06
Net income	0.46	0.55	0.47

Source:  Peru Federal Savings Bank, financial statements and internal data.

Non-interest income totaled $509,000 for the year ended December 31, 2022, a decrease of $110,000 or 22.9% from $610,000 for the year ended December 31, 2021. The decrease was primarily due to a $221,000 loss on available-for-sale securities resulting from a $6.3 million bond swap involving the sale of a lower yielding bond and using the sale proceeds to purchase a higher yielding bond. Customer service fees increased by $29,000 or 8.6% from $339,000 in 2021 to $368,000 in 2022. Net realized gain on loan sales declined by $4,000 or 2.8% from $144,000 in 2021 to $140,000 in 2022. The ratio of non-interest income to average assets decreased from 0.36% in 2021 to 0.28% in 2022. Excluding the loss on sale of securities, the ratio of non-interest income to average assets would have measured 0.40% in 2022.

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The Bank’s non-interest expense increased $263,000 or 7.8% to $3.6 million for the year ended December 31, 2022, compared to $3.4 million for the year ended December 31, 2021. The increase was due primarily to a $139,000 or 32.0% increase in data processing expenses (which included a one-time write-off of $83,000 in prepaid fees), an increase in salaries and employee benefits of $49,000 or 2.47%, and an increase in professional services of $52,000 or 52.0%. The ratio of non-interest expense to average assets increased from 1.85% in 2021 to 2.00% in 2022.

The provision for income taxes decreased by $163,000 or 51.3% to $155,000 for the year ended December 31, 2022, compared to $318,000 for the year ended December 31, 2021. The decrease was due primarily to a $431,000 or 30.4% decrease in pre-tax income. The effective tax rates were 22.4% and 15.7% for the years ended December 31, 2021 and 2022, respectively. The decrease in the effective tax rate was primarily due to the higher level of tax-exempt income from municipal securities during 2022.

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Table 5

Yield and Cost Summary

For the Years Ended December 31, 2021 and 2022

	Year Ended
	December 31,
	2022	2021
Weighted Average Yields
Cash and cash equivalents	1.04%	0.05%
Available-for-sale debt securities	2.10	1.82
Held-to-maturity debt securities	2.39	1.97
Loans receivable	3.91	3.77
Federal Home Loan Bank stock	3.14	2.72
Total interest-earning assets	2.89	2.56

Weighted Average Costs
Regular savings deposits	0.19	0.20
NOW deposits	0.11	0.10
Money market deposits	0.48	0.22
Time deposits	0.87	0.95
Total interest-bearing deposits	0.46	0.45

Federal Home Loan Bank advances	0.00	0.00
Total interest-bearing liabilities	0.45	0.44

Net interest rate spread (1)	2.44	2.12
Net interest margin (2)	2.43	2.10

(1) Weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities.

(2) Net interest income divided by average total interest-earning assets.

Source:  Peru Federal Savings Bank, financial data.

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Interest Rate Risk Management

The Bank seeks to reduce its earnings vulnerability and capital risk to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. The Bank’s Asset/Liability Committee (“ALCO”) focuses on ensuring a stable and steadily increasing flow of net interest income through managing the asset and liability mix of the balance sheet. The ALCO is expected to integrate the Bank’s asset/liability management process into its operational decision making, including portfolio structure, investments, business planning, funding decisions, and pricing.

The Bank attempts to manage the exposure of the net interest margin to unexpected changes due to interest rate fluctuations. The Bank’s goal is not to eliminate interest rate risk, but to produce results that are consistent with the need for adequate liquidity, adequate capital, projected growth, acceptable risk, and appropriate profitability standards. The Bank’s Interest Rate Risk Policy will define the maximum potential reduction in earnings and net worth that the Bank is prepared to accept. The Bank has implemented various strategies to manage its interest rate risk. By enacting these strategies, the Bank believes that it is better positioned to react to changes in market interest rates. These strategies include:

•	Maintaining capital lees that exceed the thresholds for well-capitalized status under federal regulations.

•	Maintaining a high level of liquidity.

•	Growing core deposit accounts.

•	Managing the investment securities portfolio in a manner to reduce the average maturity and effective life of the portfolio.

•	Continuing to diversify the loan portfolio by adding more commercial real estate loans and commercial business loans, which typically have shorter maturities and/or balloon payments.

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The Bank monitors its interest rate sensitivity management through the use of models which generate estimates of the change in its net portfolio value of equity (economic value of equity or “EVE”) over a range of interest rate scenarios. EVE represents the market value of portfolio equity, which is different from book value, and is equal to the market value of assets minus the market value of liabilities (representing the difference between incoming and outgoing discounted cash flows of assets and liabilities) with adjustments made for off-balance sheet items. The EVE ratio, under any interest rate scenario, is defined as the EVE in that scenario divided by the market value of assets in the same scenario. Table 6 sets forth the Bank’s EVE as of December 31, 2022 and reflects the changes to EVE as a result of immediate and sustained changes in interest rates as indicated.

Table 6

Economic Value of Equity

As of December 31, 2022

(Dollars in Thousands)

Basis Point Change in Interest Rates (1)	Estimated EVE (2) ($000s)	Amount Change from Level ($000s)	Percent Change from Level	EVE Ratio (3)	Basis Point Change in EVE Ratio
+ 400 b.p.	$22,330	$(15,596)	(41.12)%	15.80%	(676	) b.p.
+ 300 b.p.	26,791	(11,207)	(29.55)%	18.11%	(445	) b.p.
+ 200 b.p.	30,718	(7,208)	(19.01)%	19.90%	(266	) b.p.
+ 100 b.p.	34,565	(3,361)	(8.86)%	21.47%	(109	) b.p.
Level	37,926	--	--	22.56%	--
- 100 b.p.	39,471	1,545	4.07%	22.68%	12	b.p.
- 200 b.p.	39,355	1,429	3.77%	21.99%	(57	) b.p.

(1) Assumes an immediate uniform change in interest rates at all maturities.

(2) EVE is the discounted present value of expected cash flows from assets, liabilities, and off-balance sheet contracts.

(3) EVE ratio represents EVE divided by the present value of assets, which is calculated as the discounted value of incoming cash flows on interest-earning assets.

Source: Peru Federal Savings Bank, financial data.

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Table 6 indicates that at December 31, 2022, in the event of an instantaneous parallel 100 basis point increase in interest rates, the Bank would experience an 8.8% decrease in EVE. In the event of an instantaneous 100 basis point decrease in interest rates, the Bank would experience a 4.1% increase in EVE. In the event of an instantaneous 200 basis point increase in interest rates, the Bank would experience a 19.0% decrease in EVE. In the event of an instantaneous 200 basis point decrease in interest rates, the Bank would experience a 3.8% increase in EVE. The EVE simulations give no effect to any steps that the Bank might take to counter the impact of such interest rate movement.

In addition to modeling changes in EVE, the Bank also analyzes potential changes to net interest income for a 12-month period under rising and falling interest rate scenarios. The Bank estimates its net interest income for a 12-month period, and then calculates what net interest income would be for the same period under the assumptions that the U.S. Treasury yield curve increases or decreases instantly by up to 400 basis points or decreases instantly by up to 200 basis points, in 100 point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.

Table 7 below sets forth, as of December 31, 2022, the calculation of the estimated changes in the Bank’s net interest income resulting from the designated immediate changes in the U.S. Treasury yield curve. As shown in Table 7, an upward change of 100 basis points in market interest rates would decrease net interest income by $67,000 and a downward change of 100 basis points would increase net interest income by $60,000. An upward change of 200 basis points in market interest rates would decrease net interest income by $139,000 and a downward change of 200 basis points would increase net interest income by $235,000.

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Table 7

Net Interest Income Sensitivity

As of December 31, 2022

(Dollars in Thousands)

Basis Point Change in Interest Rates (1)	Estimated Net Interest Income ($000s)	Change in Net Interest Income ($000s)	Percent Change from Level (%)
+ 400 b.p.	$3,325	$(922)	(21.68)%
+ 300 b.p.	4,404	(157)	(4.77)%
+ 200 b.p.	4,108	(139)	(3.27)%
+ 100 b.p.	4,180	(67)	(1.57)%
Level	4,247	--	--
- 100 b.p.	4,307	60	1.42%
- 200 b.p.	4,482	235	5.54%

(1) Assumes an immediate uniform change in interest rates at all maturities.

Source: Peru Federal Savings Bank, financial data.

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Asset Quality

Table 8 summarizes the Bank’s total non-performing assets as of December 31, 2021 and 2022. The Bank has a solid record of reporting satisfactory asset quality in recent years. Non-accruing loans decreased from $268,000 at December 31, 2021 to $117,000 at December 31, 2022. Relative to total loans, non-accruing loans measured 0.33% and 0.14% as of December 31, 2021 and December 31, 2022, respectively. Including accruing troubled debt restructurings (“TDRs”), the Bank’s total non-performing assets measured 0.36% and 0.42% as of year-end 2021 and year-end 2022, respectively. As of December 31, 2022, all of the Bank’s non-accruing loans and TDRs were secured by one- to four-family residential properties.

Table 9 summarizes the Bank’s allowance for loan losses (“ALL”) as of and for the years ended December 31, 2021 and 2022. The allowance for loan losses decreased from $567,000 at December 31, 2021 to $543,000 at December 31, 2022. The Bank’s provision (credit) for loan losses increased from -$6,000 in 2021 to $61,000 in 2022. Net charge-offs increased from $3,000 in 2021 to $85,000 in 2022, of which $84,000 was related to commercial business loans and $1,000 to residential mortgage loans. As a result, the ratio of the ALL to total loans decreased from 0.70% at year-end 2021 to 0.64% at year-end 2022. The ratio of the ALL to total non-performing loans (including TDRs) increased from 72.3% at December 31, 2021 to 87.2% at December 31, 2022. The ratio of the ALL to non-performing loans including TDRs increased from 211.6% at December 31, 2021 to 464.1% at December 31, 2022.

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Table 8

Non-performing Assets Summary

As of December 31, 2020 to 2022

(Dollars in Thousands)

	December 31,
	2022	2021
Non-accruing Loans
One- to four-family residential	$117	$169
Multi-family real estate loans	-	-
Commercial real estate loans	-	-
Construction and land development	-	-
Commercial business loans	-	99
Home equity loans and lines of credit	-	-
Consumer loans	-	-
Total non-accruing loans	117	268

Accruing loans 90 days or more past due	-	-

Total non-performing loans	117	268
Real estate owned	-	-

Total non-performing assets	$117	$268

Accruing troubled debt restructured loans (TDRs)	506	516

Total non-performing assets and TDRs	$623	$784

Total non-accruing loans to total loans	0.14%	0.33%
Total non-performing loans to total loans	0.14%	0.33%
Total non-performing assets to total assets	0.07%	0.14%
Total non-performing assets and TDRs to total assets	0.36%	0.42%

Source:  Peru Federal Savings Bank, financial data.

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Table 9

Allowance for Loan Losses

As of or For the Years Ended December 31, 2021 and 2022

(Dollars in Thousands)

	As of For the Year Ended
	December 31,
	2022	2021
Allowance at beginning of period	$567	$576

Charge-offs:
One- to four-family residential loans	(1)	(3)
Multi-family real estate loans	-	-
Commercial real estate loans	-	-
Construction and land development	-	-
Commercial business loans	(84)	-
Home equity loans and lines of credit	-	-
Consumer loans	-	-
Total charge-offs	(85)	(3)

Recoveries:
One- to four-family residential loans	-	-
Multi-family real estate loans	-	-
Commercial real estate loans	-	-
Construction and land development	-	-
Commercial business loans	-	-
Home equity loans and lines of credit	-	-
Consumer loans	-	-
Total recoveries	-	-

Net (charge-offs) recoveries	(85)	(3)
Provision (credit)for loan losses	61	(6)

Allowance at end of period	$543	$567

Allowance to non-accruing loans	464.10%	211.57%
Allowance to non-performing loans	464.10%	211.57%
Allowance to non-performing loans and TDRs	87.16%	72.32%
Allowance to gross total loans	0.64%	0.70%
Net (charge-offs) recoveries to average loans	-0.03%	-0.01%

Source:  Peru Federal Savings Bank, financial data.

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Office Facilities

Peru Federal conducts business from its main office located on Fourth Street in Peru, Illinois, and a branch office located on Shooting Park Road in Peru, Illinois. Both of the Bank’s offices are full-service facilities and offer a full range of consumer banking products. Both offices also feature drive-up access and automated teller machines (“ATMs”). The net book value of the Bank’s premises and equipment totaled $2.2 million (net of accumulated depreciation of $2.6 million) at December 31, 2022. The Bank believes that its current facilities are adequate to meet its present and foreseeable needs, subject to possible future expansion. The Bank currently has no specific plans regarding the establishment of new branch offices or loan production offices.

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Market Area

Overview of Market Area

Peru Federal operates its main office and a branch office in Peru, Illinois, which is located in LaSalle County. The Bank’s primary market area encompasses LaSalle County and contiguous areas of adjacent Bureau and Putnam counties. Peru and its twin city, LaSalle, make up the core of the Illinois Valley. The Ottawa micropolitan statistical area (“MSA”) includes LaSalle, Bureau, and Putnam counties and is anchored by the city of Ottawa in LaSalle County. A map of the Bank’s office network is presented below as situated in north central Illinois. The map on the following page shows detail on the geographical boundaries for LaSalle, Bureau, and Putnam counties. Peru lies three miles west of the intersection of two major interstate highways, Interstate 39 and Interstate 80, and is a driving distance of approximately 100 miles from Chicago, Illinois.

● Peru Federal Savings Bank - full-service offices

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Feldman Financial Advisors, Inc.

● Peru Federal Savings Bank - full-service offices

Table 10 provides selected demographic data for the United States, the state of Illinois, the Ottawa MSA, LaSalle County, and Bureau County. The city of Peru, Illinois had an estimated 2023 population of 9,802. Peru’s population declined 6.1% from the 2010 census total of 10,437 and is projected to decline by 1.5% over the next five years through 2028. The median age in Peru was 46.4 years, above the state and national median ages of 39.4 and 39.3, years, respectively. The estimated 2023 median household income of Peru was $56,992, below the Ottawa MSA and Illinois state levels of $63,393 and $77,287, respectively. The Ottawa MSA had an estimated 2023 population of 146,180, reflecting a 5.6% decline since 2010 and a projected decline of 1.7% over the next five years. The city of Ottawa, with a population of 18,551 is the county seat and most populous municipality in LaSalle County. Many of the residents of LaSalle County live in cities and towns along the Illinois River. Princeton, with a population of 7,729, is the county seat and most populous city in Bureau County.

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Feldman Financial Advisors, Inc.

Table 10
Selected Demographic Data

	United		Ottawa	LaSalle	Bureau
	States	Illinois	MSA	County	County
Total Population
2010 - Base	308,745,377	12,830,623	154,907	113,923	34,978
2023 - Current	334,500,069	12,633,738	146,180	108,128	32,554
2028 - Projected	341,662,969	12,518,254	143,655	106,493	31,815
% Change 2010-2023	8.34%	-1.53%	-5.63%	-5.09%	-6.93%
% Change 2023-2028	2.14%	-0.91%	-1.73%	-1.51%	-2.27%

Age Distribution, 2023
0 - 14 Age Group	17.97%	17.82%	16.60%	16.74%	16.40%
15 - 34 Age Group	26.49%	26.40%	23.55%	23.98%	22.47%
35 - 54 Age Group	24.96%	25.39%	23.43%	23.73%	22.65%
55 - 69 Age Group	18.50%	18.56%	21.70%	21.50%	21.90%
70+ Age Group	12.07%	11.83%	14.72%	14.05%	16.58%

Median Age (years)	39.3	39.4	43.4	42.7	45.0

Total Households
2010 - Base	116,716,406	4,836,988	62,119	45,349	14,261
2023 - Current	128,298,155	4,958,627	61,263	44,877	14,006
2028 - Projected	131,437,810	4,945,885	60,708	44,553	13,825
% Change 2010-2023	9.92%	2.51%	-1.38%	-1.04%	-1.79%
% Change 2023-2028	2.45%	-0.26%	-0.91%	-0.72%	-1.29%

Household Income, 2023
< $25,000	16.03%	15.60%	17.14%	17.71%	16.17%
$25,000 - $49,999	18.81%	17.92%	23.31%	23.18%	23.95%
$50,000 - $99,999	28.73%	27.86%	31.71%	31.50%	31.93%
$100,000 - $199,999	25.15%	26.57%	22.73%	22.39%	23.03%
$200,000+	11.28%	12.05%	5.11%	5.23%	4.92%

Average Household Income
2023 - Current	$104,972	$108,495	$81,427	$81,200	$81,561
2028 - Projected	$118,758	$122,261	$89,734	$90,088	$88,227
% Change 2023-2028	13.13%	12.69%	10.20%	10.95%	8.17%

Median Household Income
2023 - Current	$73,503	$77,287	$63,393	$62,927	$63,474
2028 - Projected	$83,333	$87,217	$69,073	$69,093	$67,852
% Change 2023-2028	13.37%	12.85%	8.96%	9.80%	6.90%

Unemployment Rate
December 2020	6.5%	7.6%	7.5%	7.8%	6.7%
December 2021	3.7%	4.2%	4.5%	4.7%	4.1%
December 2022	3.3%	4.2%	4.7%	4.8%	4.4%

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Feldman Financial Advisors, Inc.

Table 10 (continued)
Selected Demographic Data

	United		Ottawa	LaSalle	Bureau
	States	Illinois	MSA	County	County
Total Housing Units, 2023	142,570,295	5,429,018	68,329	49,733	15,558
Owner Occupied	82,637,768	3,287,204	44,974	32,484	10,556
Renter Occupied	45,660,387	1,671,423	16,289	12,393	3,450
Vacant	14,272,140	470,391	7,066	4,856	1,552

Owner Occupied	57.96%	60.55%	65.82%	65.32%	67.85%
Renter Occupied	32.03%	30.79%	23.84%	24.92%	22.18%
Vacant	10.01%	8.66%	10.34%	9.76%	9.98%

Owner Occupied Units
2023 - Current	82,637,768	3,287,204	44,974	32,484	10,556
2028 - Projected	84,671,748	3,278,727	44,552	32,246	10,415
% Change 2010-2023	8.75%	0.72%	-3.70%	-3.82%	-2.66%
% Change 2023-2028	2.46%	-0.26%	-0.94%	-0.73%	-1.34%

Source:  Claritas; Illinois Department of Employment Security; S&P Global; and U.S. Department of Labor.

The Bank’s local economy is relatively stable. Major employers include hospital and health care facilities, school districts, Illinois Valley Community College, and city and county governments. Table 11 shows the top business employers in the Illinois Valley. The Order of St. Francis (“OSF”) Saint Elizabeth Medical Center is the largest business employer with approximately 1,000 employees, followed by Walmart Distribution Center with 920 employees, Constellation Energy (nuclear power plant) with 800 employees, St. Margaret’s Hospital - Spring Valley with 685 employees, Vactor Manufacturing (industrial trucks and tractors) with 680 employees, Ace Hardware Distribution Center with 605 employees, and Martin Engineering (bulk material handling technologies) with 500 employees Local unemployment rates have hovered above the state and national averages. The December 2022 unemployment rates were 4.8%, 4.4%, and 4.7% for LaSalle County, Bureau County, and the Ottawa MSA, respectively. By comparison, the state and national unemployment rates were 4.2% and 3.3%, respectively, in December 2022.

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Feldman Financial Advisors, Inc.

Table 11

Major Business Employers in the Illinois Valley Area

Business	Type	Location	Employees
OSF, Saint Elizabeth Medical Center	Healthcare	Ottawa	1,000
Walmart Distribution Center	Distribution	Spring Valley	920
Constellation Energy	Power plant	Marseilles	800
St. Margaret’s Hospital, Spring Valley	Healthcare	Spring Valley	685
Vactor Manufacturing	Manufacturing	Streator	680
Ace Hardware Distribution Center	Distribution	Princeton	605
Martin Engineering	Manufacturing	Neponset	500
PetSmart Distribution Center	Distribution	Ottawa	420
Eakas Corporation	Manufacturing	Peru	400
Marquis Energy, LLC	Power plant	Hennepin	380
Monterey Mushrooms	Food processing	Princeton	375
Carus Group Inc.	Manufacturing	Peru	350
OSF, St. Paul Medical Center	Healthcare	Mendota	350
Mennie Machine Company	Manufacturing	Mark	340
SABIC Innovative Plastics	Manufacturing	Ottawa	285
Kohl's Distribution Center	Distribution	Ottawa	270
Clover Technologies	Manufacturing	Ottawa	258
Ottawa Dental Laboratory	Manufacturing	Ottawa	250
Allegion	Manufacturing	Princeton	250
James Hardie Building Products	Manufacturing	Peru	250
Mitsuboshil Belting Ltd.	Manufacturing	Ottawa	236
Owens-Illinois Glass Container, Inc.	Manufacturing	Streator	225
Sigan America, LLC	Manufacturing	Ottawa	225
HCC	Manufacturing	Mendota	220
Cookie Kingdom, Inc.	Food processing	Oglesby	200
L.W. Schneider, Inc.	Manufacturing	Princeton	200
HR Imaging	Manufacturing	Ottawa	180
U.S. Silica Company	Manufacturing	Ottawa	180
Unfi	Distribution	Oglesby	175
JC Whitney Automotive Distribution	Distribution	LaSalle	175
Pilkington North America, Inc.	Manufacturing	Ottawa	170
Archer Daniels Midland Company	Manufacturing	5 locations	157
Illinois Cement Company	Manufacturing	LaSalle	150
Unytite, Inc.	Manufacturing	Peru	140
Attman Specialty Plants	Floriculture	Granville	130
American Nickeloid Company	Manufacturing	Peru	128

Source:  Illinois Valley Chamber of Commerce and Economic Development.

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Feldman Financial Advisors, Inc.

Table 12 presents the total employment force by industry sectors in the state of Illinois, LaSalle County, and Bureau County during December 2022. The aggregate labor force numbered 40,415 in LaSalle County and 10,686 in Bureau County. As displayed in Table 12, trade, transportation, and utilities (25.7%), government (16.1%), manufacturing (14.8%), and leisure and hospitality (10.1%) accounted for the largest employment concentrations in LaSalle County. Trade, transportation, and utilities (32.7%), government (21.0%), manufacturing (14.1%), and educational and health services (11.2%) were the largest employment sectors in Bureau County. Compared to the overall state, the local counties exhibited relatively higher employment concentrations in trade, transportation, and utilities, government, and manufacturing and lower levels of employment in professional and business services and educational and health services.

Table 12

Total Employment Force by Industry Sector

For the Month of December 2022

	State of		LaSalle		Bureau
	Illinois		County		County
	Total	%	Total	%	Total	%
Industry	Employment	of Total	Employment	of Total	Employment	of Total
Natural resources and mining	6,500	0.11	579	1.43	NA	NA
Construction	228,900	3.73	1,450	3.59	444	4.15
Manufacturing	576,800	9.39	5,986	14.81	1,506	14.09
Trade, transportation, and utilities	1,268,200	20.65	10,371	25.66	3,498	32.73
Information	91,800	1.49	248	0.61	NA	NA
Financial activities	411,000	6.69	1,657	4.10	263	2.46
Professional and business services	979,500	15.95	3,455	8.55	443	4.15
Educational and health services	940,900	15.32	4,002	9.90	1,195	11.18
Leisure and hospitality	577,900	9.41	4,098	10.14	639	5.98
Other services	249,500	4.06	2,060	5.10	285	2.67
Government	810,300	13.19	6,509	16.11	2,240	20.96
Total Employment	6,141,300	100.00	40,415	100.00	10,686	100.00

Source:  Illinois Department of Employment Security.

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Feldman Financial Advisors, Inc.

Overview of Office Network

Table 13 provides deposit data for the Bank’s full-service banking offices as of June 30, 2017, June 30, 2021, and June 30, 2022. The Bank’s deposits increased by 4.1% over the observed one-year period from June 30, 2021 to 2022 and increased by a compound annual growth rate of 4.5% over the five-year period from June 30, 2017 to 2022. The Bank’s largest office based on deposits is the main office in Peru, which had total deposits of $121.9 million or 76.7% of the Bank’s total deposits at June 30, 2022. The Bank’s branch office in Peru had total deposits of $37.0 million or 23.3% of the Bank’s total deposits at June 30, 2022.

Table 13

Branch Office Deposit Data

Data as of June 30, 2017, 2021, and 2022

			Branch Deposits at June 30,			1-Year	5-Year
			2022	2021	2017	Growth	CAGR
Address	City	St.	($000)	($000)	($000)	(%)	(%)
LaSalle County
1730 Fourth Street	Peru	IL	$121,891	$117,283	$98,295	3.93	4.40
914 Shooting Park Road	Peru	IL	37,020	34,944	29,544	5.94	4.61

Bank Total			$158,911	$152,227	$127,839	4.39	4.45

Source:  S&P Global.

Deposit Market Share Analysis

Table 14 displays branch deposit data for the financial institutions (commercial banks and thrift institutions) in LaSalle County as of June 30, 2022 (with deposit data adjusted for subsequently completed mergers). Peru Federal ranked 8th in LaSalle County out of 23 financial institutions with total deposits of $158.9 million in two offices as of June 30, 2022 for a market share of 4.6%. The deposit market share leaders in LaSalle County were American Commercial Bank & Trust (Ottawa, Illinois) with a market share of 15.8%, First State Bank (Mendota, Illinois) with a market share of 14.9%, Midland States Bank (Effingham, Illinois) with a market share of 11.6%, Eureka Savings Bank (LaSalle, Illinois) with a market share of 8.4%, and OSB Community Bank (Ottawa, Illinois) with a market share of 6.3%. The deposit market total in LaSalle County increased by 4.2% from $3.3 billion at June 30, 2021 to $3.4 billion at June 30, 2022.

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Feldman Financial Advisors, Inc.

Table 15 displays branch deposit data for the financial institutions in the Ottawa MSA as of June 30, 2022. Peru Federal ranked 11th in the Ottawa MSA out of 27 financial institutions with total deposits of $158.9 million for a market share of 3.3%. The deposit market share leaders in the Ottawa MSA were First State Bank with a market share of 13.0%, Midland States Bank with a market share of 11.6%, American Commercial Bank & Trust with a market share of 11.0%, and Heartland Bank and Trust Company at 8.2%. The deposit market total in the Ottawa MSA increased by 5.2% from $4.6 billion at June 30, 2021 to $4.9 billion at June 30, 2022. Of the 27 financial institutions operating branches in the Ottawa MSA, 20 of 27 had aggregate total deposits under $1 billion and 17 of 27 had aggregate total deposits under $500 billion. The largest banks (based on aggregate total deposits) operating in the Ottawa MSA included Old National Bank, Midland States Bank, Old Second National Bank, Woodforest National Bank, and Heartland Bank and Trust Company. Among these larger banks, only Midland States Bank and Heartland Bank and Trust Company had meaningful deposit market shares in the Ottawa MSA.

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Feldman Financial Advisors, Inc.

Table 14

Deposit Market Share in LaSalle County, Illinois

Data as of June 30, 2022

		No. of	Market	Market	Market	Market	1-Year	5-Year
Market		Branch	Deposits	Share	Deposits	Share	Deposit	Deposit
Rank	Financial	Offices	2022	2022	2021	2021	Growth	CAGR
2022	Institution	2022	($000)	(%)	($000)	(%)	(%)	(%)

LaSalle County, Illinois

1	American Comm'l Bank & Trust (IL)	6	539,525	15.77	459,496	14.00	17.42	16.93
2	First State Bank (IL)	5	509,565	14.89	520,969	15.87	(2.19)	0.80
3	Midland States Bank (IL)	4	396,477	11.59	382,005	11.64	3.79	6.71
4	Eureka Savings Bank (IL)	4	288,763	8.44	278,450	8.48	3.70	1.20
5	OSB Community Bank (IL)	2	214,445	6.27	213,386	6.50	0.50	4.43
6	Hometown National Bank (IL)	1	211,409	6.18	219,232	6.68	(3.57)	6.45
7	First Federal Savings Bank (IL)	6	171,669	5.02	178,257	5.43	(3.70)	(1.06)
8	Peru Federal Savings Bank (IL)	2	158,911	4.64	152,227	4.64	4.39	4.45
9	Heartland Bank and Trust Co. (IL)	2	141,290	4.13	131,538	4.01	7.41	7.57
10	LaSalle State Bank (IL)	3	136,420	3.99	125,103	3.81	9.05	5.19
11	Streator Home Savings Bank (IL)	1	121,647	3.56	122,659	3.74	(0.83)	(0.58)
12	Illini State Bank (IL)	3	121,487	3.55	113,462	3.46	7.07	8.87
13	Marseilles Bank (IL)	2	70,660	2.07	67,049	2.04	5.39	6.79
14	Old Second National Bank (IL)	1	57,654	1.69	58,140	1.77	(0.84)	2.80
15	Old National Bank (IN)	1	57,167	1.67	54,949	1.67	4.04	(4.78)
16	Pioneer State Bank (IL)	1	46,922	1.37	48,233	1.47	(2.72)	2.97
17	Granville National Bank (IL)	1	42,426	1.24	41,339	1.26	2.63	9.11
18	Grand Ridge National Bank (IL)	1	39,982	1.17	36,800	1.12	8.65	4.91
19	Central Bank Illinois (IL)	1	39,676	1.16	32,839	1.00	20.82	NA
20	Resource Bank NA (IL)	2	22,015	0.64	18,162	0.55	21.21	NA
21	Peoples Nat'l Bank of Kewanee (IL)	1	21,809	0.64	19,612	0.60	11.20	13.08
22	Spring Valley City Bank (IL)	1	7,732	0.23	5,537	0.17	39.64	NA
23	Woodforest National Bank (TX)	1	3,847	0.11	3,211	0.10	19.81	23.39

	Market Total	52	3,421,498	100.00	3,282,655	100.00	4.23	5.43

Source:  S&P Global.

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Feldman Financial Advisors, Inc.

Table 15

Deposit Market Share in the Ottawa MSA, Illinois

Data as of June 30, 2022

		No. of	Market	Market	Market	Market	1-Year	5-Year
Market		Branch	Deposits	Share	Deposits	Share	Deposit	Deposit
Rank	Financial	Offices	2022	2022	2021	2021	Growth	CAGR
2022	Institution	2022	($000)	(%)	($000)	(%)	(%)	(%)

Ottawa MSA, Illinois

1	First State Bank (IL)	8	631,999	12.97	634,897	13.71	(0.46)	2.95
2	Midland States Bank (IL)	5	567,108	11.63	553,459	11.95	2.47	4.39
3	American Comm'l Bank & Trust (IL)	6	539,525	11.07	459,496	9.92	17.42	16.93
4	Heartland Bank and Trust Co. (IL)	6	401,417	8.24	377,558	8.15	6.32	6.12
5	Eureka Savings Bank (IL)	4	288,763	5.92	278,450	6.01	3.70	1.20
6	Central Bank Illinois (IL)	2	285,774	5.86	224,342	4.84	27.38	11.86
7	OSB Community Bank (IL)	2	214,445	4.40	213,386	4.61	0.50	4.43
8	Hometown National Bank (IL)	1	211,409	4.34	219,232	4.73	(3.57)	6.45
9	Spring Valley City Bank (IL)	2	189,447	3.89	188,927	4.08	0.28	3.44
10	First Federal Savings Bank (IL)	7	186,321	3.82	192,205	4.15	(3.06)	(0.67)
11	Peru Federal Savings Bank (IL)	2	158,911	3.26	152,227	3.29	4.39	4.45
12	LaSalle State Bank (IL)	3	136,420	2.80	125,103	2.70	9.05	5.19
13	North Central Bank (IL)	2	134,104	2.75	121,803	2.63	10.10	3.85
14	Streator Home Savings Bank (IL)	1	121,647	2.50	122,659	2.65	(0.83)	(0.58)
15	Illini State Bank (IL)	3	121,487	2.49	113,462	2.45	7.07	8.87
16	Granville National Bank (IL)	2	103,472	2.12	98,237	2.12	5.33	6.90
17	State Bank of Cherry (IL)	1	101,145	2.08	99,550	2.15	1.60	6.59
18	Peoples Nat'l Bank of Kewanee (IL)	3	74,620	1.53	66,645	1.44	11.97	10.98
19	Marseilles Bank (IL)	2	70,660	1.45	67,049	1.45	5.39	6.79
20	Community State Bank (IL)	2	65,783	1.35	64,455	1.39	2.06	4.92
21	Old Second National Bank (IL)	1	57,654	1.18	58,140	1.26	(0.84)	2.80
22	Old National Bank (IN)	1	57,167	1.17	54,949	1.19	4.04	(4.78)
23	Pioneer State Bank (IL)	1	46,922	0.96	48,233	1.04	(2.72)	2.97
24	First State Bank of Van Orin (IL)	2	42,211	0.87	39,662	0.86	6.43	3.19
25	Grand Ridge National Bank (IL)	1	39,982	0.82	36,800	0.79	8.65	4.91
26	Resource Bank NA (IL)	2	22,015	0.45	18,162	0.39	21.21	NA
27	Woodforest National Bank (TX)	1	3,847	0.08	3,211	0.07	19.81	23.39

	Market Total	73	4,874,255	100.00	4,632,299	100.00	5.22	5.44

Source:  S&P Global.

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Feldman Financial Advisors, Inc.

Peru Federal faces significant competition in originating loans and attracting deposits. This competition stems primarily from commercial banks, other savings institutions, credit unions, and mortgage-banking companies. Many of the financial service providers operating in the Bank’s market area are significantly larger and have greater financial resources. The Bank faces additional competition for deposits from online banking institutions, short-term money market funds, other corporate and government securities funds, mutual funds, and from other non-depository financial institutions such as brokerage firms and insurance companies.

Competition for residential mortgage lending in the Bank’s market area is high. In addition to local and regional participants, many nationwide lenders are present in the Bank’s lending market. Central Bank (Geneseo, Illinois) was the leading residential mortgage lender in 2021 in the Ottawa MSA, followed by Rocket Mortgage (Detroit, Michigan), Eureka Savings Bank, American Commercial Bank & Trust, OSB Community Bank, and First State Bank (Saint Clair Shores, Michigan).

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Feldman Financial Advisors, Inc.

Summary Outlook

The Bank has consistently reported moderate levels of profitability over the past three years. The Bank’s ROA measured 0.47%, 0.55%, and 0.46% in 2020, 2021, and 2022, respectively. The Bank’s profitability in 2022 was impacted by the loss on sale of securities as the Bank attempted to restructure a portion of its securities portfolio to generate increased yields in future periods. The Bank’s net interest income increased by 4.8% from $4.0 million in 2021 to $4.2 million in 2022, as its net interest margin expanded from 2.14% in 2021 to 2.40% in 2022 due to the effects of rising market interest rates. However, the Bank’s net interest margin remains under pressure and well below peer group averages. The large concentrations of liquidity and investments have the effect of restraining the Bank’s net interest income. As noted earlier, total cash and investments amounted to 45.7% of total assets and net total loans composed 48.8% of total assets at December 31, 2022. In recent years, the Bank’s provision for loan losses has amounted to relatively small levels as asset quality has remained satisfactory.

The Bank plans to continue its emphasis on residential mortgage lending. Commercial real estate and commercial business lending has expanded in recent years as the Bank sought to improve its earning asset yields and interest rate sensitivity with shorter-maturity loans. A key element of the Bank’s operating strategy is to continue to aggressively manage credit risk, so as to maintain the Bank’s favorable measures of credit quality. The Bank strong capital position helps to support its net interest margin and interest rate risk management, although the loan portfolio continues to reflect a large concentration of fixed-rate residential mortgage loans.

The Bank’s traditional thrift institution orientation reflects a business model that operates efficiently with below-average levels of non-interest expense. The infusion of additional capital from the Stock Offering will fortify the Bank’s already strong capital position and allow for the implementation of prudent growth strategies, which would serve to leverage operating expenses and provide additional flexibility to evaluate adding additional products and services that would enhance the Bank’s competitive position and contribute to improved profitability. As a public company following the completion of the Conversion and Stock Offering, the Bank will experience an increase in operating expenses related to the compensation costs of stock-benefit plans and the additional costs related to resources, systems, and controls necessary to satisfy the ongoing public company financial reporting requirements. The incremental expenses may present an impediment to generating meaningful earnings growth over the near term until the additional capital is leveraged to support higher-yielding loan expansion.

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Feldman Financial Advisors, Inc.

II. COMPARISONS WITH PUBLICLY TRADED THRIFTS

General Overview

The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of the Bank because: (1) reliable market and financial data are readily available for comparable institutions; (2) the comparative market method is required by the applicable regulatory guidelines; and (3) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) are unlikely to produce a valuation relevant to the future trading patterns of the related equity interest. The generally employed valuation method in initial public offerings, where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in a thrift stock conversion.

The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions which, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering. The pricing and trading history of recent initial public offerings of thrifts are also examined to provide evidence of the “new issue discount” that must be considered. In Chapter II, our valuation analysis focuses on the selection and comparison of the Bank with a comparable group of publicly traded thrift institutions (the “Comparative Group”). Chapter III will detail any additional discounts or premiums that we believe are appropriate to the Bank’s pro forma market value.

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Feldman Financial Advisors, Inc.

Selection Criteria

Selected market price and financial performance data for all public thrifts listed on major stock exchanges are shown in Exhibit III. The list excludes companies that are subject to being acquired under a pending transaction and companies that have a majority ownership interest controlled by a mutual holding company. Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly traded thrifts.

•	Operating characteristics – An institution’s operating characteristics are the most important factors because they affect investors’ expected rates of return on a company’s stock under various business/economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.

•	Degree of marketability and liquidity – Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations, and therefore only considered companies listed on major stock exchanges. We eliminated from the Comparative Group companies whose market prices were materially influenced by announced acquisitions or other unusual circumstances. However, the expectation of continued industry consolidation is currently embedded in thrift equity valuations.

•	Geographic Location – The region of the country where a company operates is also of importance in selecting the comparative group. The operating environment for thrift institutions varies from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates. Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.

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Feldman Financial Advisors, Inc.

The operations of the Bank fit the general profile of a smaller thrift institution, concentrating primarily on real estate lending in its local market and relying on retail deposits as a funding source. Residential mortgage loans remain the core product in the Bank’s loan portfolio, drawing upon its roots as a traditional home lender. The Bank has made some progress in diversifying its loan mix through the expanded origination of commercial real estate and commercial business loans.

In determining the Comparative Group composition, we focused on the Bank’s asset size, capitalization, asset quality, earnings fundamentals, and geographic location. Attempting to concentrate on the Bank’s performance characteristics and to develop a meaningful number of comparables for valuation purposes, we expanded the criteria to include a statistically significant number of companies. In addition, because of the scarcity of candidates meeting the criteria precisely, we expanded the asset size and geographic criteria to generate a significant number of comparables. As with any composition of a group of comparable companies, the selection criteria were broadened sufficiently to assemble a significant number of members. We performed an initial screening for publicly traded thrifts headquartered in the Midwest region of the United States with total assets less than $1 billion. We then expanded the selection criteria to other geographic regions and applied the following selection criteria:

•	Publicly traded thrift – stock-form thrift whose shares are traded on the New York Stock Exchange (“NYSE”), NYSE American, or NASDAQ Stock Market.

•	Excludes mutual holding companies – company’s corporate structure is not organized in the mutual holding company (“MHC”) form.

•	Seasoned trading issue – company has been publicly traded in the fully-converted stock form for at least one year.

•	Non-acquisition target – company is not subject to a pending acquisition.

•	Asset size – total assets less than $1 billion.

•	Capital level – tangible common equity to tangible assets greater than 7.0%.

•	Market capitalization – total market value of common stock is less than $100 million.

•	Credit quality – non-performing assets (including troubled debt restructurings) to total assets less than 2.0%.

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Feldman Financial Advisors, Inc.

As a result of applying the stated criteria, the screening process produced a reliable representation of public thrifts. A general operating summary of the 12 companies included in the Comparative Group is presented in Table 16. All of the selected companies are traded on the NASDAQ Stock Market. The Comparative Group companies ranged in asset size from $263.3 million at Catalyst Bancorp to $823.7 million at IF Bancorp. The median asset size of the Comparative Group was $391.4 million and larger than the Bank’s total assets of $174.1 million as of December 31, 2022.

The Comparative Group includes four thrifts based in the Midwest region, IF Bancorp (Illinois), NSTS Bancorp (Illinois), Mid-Southern Bancorp (Indiana), and 1895 Bancorp (Wisconsin). NSTS Bancorp is based in Waukegan, Illinois and completed its mutual-to-stock conversion in January 2022. IF Bancorp is based in Watseka, Illinois and completed its mutual-to-sock conversion in July 2011. The Comparative Group’s remaining members are located in the Southwest (three companies) Mid-Atlantic (three companies), and Southeast (two companies).

Of the 27 public thrifts based in the Midwest, most were excluded because their stock issues are not traded on a major stock exchange and are instead listed on over-the-counter (“OTC”) markets. In addition, several other Midwest thrifts were excluded due to their corporate structure in the MHC form or their asset size exceeded the asset threshold of $1 billion. While some differences inevitably may exist between the Bank and the individual companies, we believe that the chosen Comparative Group, on the whole, provides a meaningful basis of financial comparison for valuation purposes.

47

Feldman Financial Advisors, Inc.

Table 16

Comparative Group Operating Summary

As of December 31, 2022

				Initial Public	Total	Tang. Equity/
			No. of	Offering	Assets	Assets
Company	City	St.	Offices	Date	($Mil.)	(%)
Peru Federal Savings Bank	Peru	IL	2	NA	$174.1	11.57

Comparative Group
1895 Bancorp (1)	Greenfield	WI	6	01/08/19	529.3	14.34
Catalyst Bancorp, Inc.	Opelousas	LA	6	10/12/21	263.3	33.60
Cullman Bancorp, Inc. (1)	Cullman	AL	4	10/08/09	406.1	24.26
Generations Bancorp (1)	Seneca Falls	NY	10	07/10/06	373.6	9.71
Home Federal Bancorp, Inc.	Shreveport	LA	11	01/18/05	576.5	8.44
IF Bancorp, Inc.	Watseka	IL	8	07/07/11	823.7	8.63
Magyar Bancorp, Inc.	New Brunswick	NJ	7	01/23/06	821.6	12.16
Mid-Southern Bancorp, Inc. (1)	Salem	IN	3	04/08/98	264.5	11.65
NSTS Bancorp, Inc. (1)	Waukegan	IL	3	01/18/22	268.2	29.52
PB Bankshares, Inc. (1)	Coatesville	PA	4	07/14/21	376.7	11.84
TC Bancshares, Inc. (1)	Thomasville	GA	2	07/20/21	406.2	20.84
Texas Community Bancshs. (1)	Mineola	TX	6	07/14/21	375.7	14.71

(1) As of September 30, 2022.

Source: Peru Federal Savings Bank; S&P Global.

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Feldman Financial Advisors, Inc.

Recent Financial Comparisons

Table 17 summarizes certain key financial comparisons between the Bank and the Comparative Group. Tables 18 through 22 contain the detailed financial comparisons of the Bank with the individual Comparative Group companies based on measures of profitability, income and expense components, capital levels, balance sheet composition, asset quality, and growth rates. Financial data for the Bank, the Comparative Group, and All Public Thrift aggregate were utilized for the latest available period as of or for the last twelve months (“LTM”) ended December 31, 2022. Companies in the Comparative Group reporting financial data through the LTM ended September 30, 2022 are indicated as such.

The Bank’s LTM earnings amounted to $831,000 for an LTM ROA of 0.46%, reflecting profitability below the Comparative Group median of 0.56% and the All Public Thrift median of 0.74%. The Bank’s lower ROA was attributable mainly to a lower level of net interest income. . The Bank’s LTM ROE was 3.97% and eclipsed the Comparative Group median of 3.56%. The Bank’s ROA was below the ROA results of half of the members of the Comparative Group. The Comparative Group’s ROA results ranged from a low of -0.08% at 1895 Bancorp to 1.05% at Cullman Bancorp.

Based on core earnings (as adjusted to exclude securities gains or losses, intangibles amortization expense, and other non-recurring items), the Bank’s core profitability was slightly lower than the Comparative Group’s levels. The Bank’s LTM core earnings ratio measured 0.56% of average assets and positioned below the corresponding Comparative Group median of 0.58% and the All Public Thrift median of 0.91%. The Bank’s core earnings exclude the impact of $221,000 in realized losses on sale of securities and reflect a resulting amount of core earnings equal to $1.0 million for the LTM ended December 31, 2022.

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Feldman Financial Advisors, Inc.

Table 16

Key Financial Comparisons

Peru Federal Savings Bank and the Comparative Group

As of or For the Last Twelve Months Ended December 31, 2022

		Comparative	All Public
	Peru	Group	Thrift
	Federal	Median	Median
Profitability Ratios
LTM Return on Average Assets (ROA)	0.46%	0.56%	0.74%
LTM Return on Average Equity (ROE)	3.99	3.56	6.27
Core Return on Avg. Assets (Core ROA)	0.56	0.58	0.91
Core Return on Avg. Equity (Core ROE)	4.84	3.77	6.80

Net Interest Margin	2.43	2.99	3.18
Efficiency Ratio	74.09	76.97	66.82

Income and Expense (% of avg. assets)
Total Interest Income	2.66	3.43	3.44
Total Interest Expense	0.36	0.33	0.37
Net Interest Income	2.30	2.93	3.04
Provision for Loan Losses	0.03	0.05	0.05
Other Operating Income	0.40	0.46	0.41
Net Securities Gains and Non-rec. Income	(0.12)	0.00	0.00
General and Administrative Expense	2.00	2.57	2.56
Intangibles Amortization Expense	0.00	0.00	0.00
Non-recurring Expense	0.00	0.00	0.00
Pre-tax Core Earnings	0.67	0.72	1.02

Equity Capital Ratios
Total Equity / Total Assets	11.57	13.25	11.61
Tangible Equity / Tangible Assets	11.57	13.25	11.41

Growth Rates
Total Assets	(6.16)	4.78	4.56
Net Total Loans	5.04	13.79	13.29
Total Deposits	(2.06)	3.64	1.69

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Feldman Financial Advisors, Inc.

Table 16 (continued)

Key Financial Comparisons

Peru Federal Savings Bank and the Comparative Group

As of or For the Last Twelve Months Ended December 31, 2022.

		Comparative	All Public
	Peru	Group	Thrift
	Federal	Median	Median
Balance Sheet Composition (% of total assets)
Cash and Securities	45.69%	24.31%	17.33%
Loans Receivable, net	48.76	70.62	76.55
Real Estate Owned	0.00	0.02	0.00
Intangible Assets	0.00	0.00	0.03
Other Assets	5.55	5.33	5.05
Total Deposits	87.70	76.58	76.88
Borrowed Funds	0.00	5.24	7.86
Other Liabilities	0.74	1.04	1.16
Total Liabilities	88.43	86.75	88.38
Total Equity	11.57	13.25	11.62

Loan Portfolio Composition (% of total loans)
Residential Real Estate Loans (1)	71.53	41.49	31.90
Other Real Estate Loans	22.73	41.26	50.54
Non-Real Estate Loans	5.74	18.04	17.56

Credit Risk Ratios
Non-performing Loans (2) / Total Loans	0.73	0.65	0.53
Non-performing Assets (2) /Total Assets	0.36	0.44	0.40
Reserves / Total Non-performing Loans (2)	87.16	103.25	179.10
Reserves / Total Loans	0.64	1.14	1.00

(1) Includes home equity and second mortgage loans.

(2) Includes accruing troubled debt restructurings.

Source: Peru Federal Savings Bank; S&P Global.

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Feldman Financial Advisors, Inc.

As shown in Table 20, the Bank’s level of net interest income at 2.30% of average assets was significantly below the Comparative Group median of 2.93%, owing to the Bank’s relatively high concentration of assets invested in cash equivalents and investment securities, which generally carry lower yields than loans. The Bank’s total interest income measured 2.66% of average assets for the LTM period, trailing the Comparative Group median of 3.43%. The Bank’s interest expense amounted to 0.36% of average assets and was slightly above the Comparative Group median of 0.33%. As reflected by its lower net interest margin of 2.43% versus the corresponding Comparative Group median of 2.99%, the earning power of the Bank’s balance sheet is restrained by the relatively large concentration of cash and investments.

The Bank’s non-interest operating income totaled 0.40% of average assets, lagging moderately behind the Comparative Group median of 0.46%. The Bank’s primary sources of non-interest income include customer service charges, loan servicing fees, and BOLI income. Most of the Comparative Group companies reported higher levels of non-interest income, particularly expanded revenue from mortgage banking operations producing significant loan origination and servicing fees and gains on sale of loans.

The Bank’s loan loss provision amounted to 0.03% of average assets for the recent LTM period and was positioned below the Comparative Group median of 0.05%. After recognizing a $6,000 credit for loan losses in 2021, the Bank recorded a $61,000 provision for loan losses in 2022 in recognition of increased net charge-offs and loan portfolio growth. While the Bank’s assets shrank by 6.2% in 2022, its total loan portfolio expanded by 5.0%. The Bank’s total non-performing assets (including accruing TDRs) measured 0.36% at December 31, 2022, which was lower than the Comparative Group median of 0.44% and the All Public Thrift median of 0.40%. However, the Bank’s total non-performing loans (including accruing TDRs) measured 0.73% of total loans at December 31, 2022, which was higher than the Comparative Group and All Public Thrift medians of 0.65% and 0.53%, respectively. The Bank’s 0.64% ratio of loan loss allowance to total loans was lower than the corresponding Comparative Group median of 1.14% and All Public Thrift median of 1.00%. Furthermore, the Bank’s 87.2% ratio of loan loss allowance to total non-performing loans (including accruing TDRs) was positioned below the Comparative Group median of 103.3% and All Public Thrift median of 179.1%.

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Feldman Financial Advisors, Inc.

The Bank’s operating expense ratio at 2.00% of average assets was lower than the Comparative Group median of 2.57% and All Public Thrift median of 2.56%. The Bank’s 74.1% efficiency ratio (defined as non-interest expense less intangibles amortization expense as a percent of the sum of net interest income before provision plus non-interest operating income) compared favorably to the Comparative Group median of 77.0%. Only four members of the Comparative Group exhibited efficiency ratios below the Bank’s efficiency ratio, which is supported by the Bank’s comparatively lower operating expense ratio notwithstanding its lower net interest margin. Further improving the efficiency ratio is a strategic goal for the Bank as it seeks to leverage the operating infrastructure and staffing resources in place to grow the balance sheet and generate increased levels of market share penetration and banking activity.

As reflected in Table 21, the overall balance sheet composition of the Bank reflected a much lower concentration of loans to assets versus that of the overall Comparative Group. The Bank’s net total loans amounted to 48.8% of total assets as of December 31, 2022, well below the median of 70.6% for the Comparative Group. Among the Comparative Group companies, only NSTS Bancorp at 36.5% had a lower ratio of net total loans to total assets than evidenced by Peru Federal. The Bank’s ratio of cash and securities to total assets was 45.7% and appreciably above the median of 24.3% for the Comparative Group. The Bank had no intangible assets or real estate owned on its balance sheet as of December 31, 2022. The Bank’s ratio of other assets to total assets measured 5.6% and was slightly higher than the Comparative Group median of 5.3%. The Bank’s other assets primarily comprised BOLI (2.2% of total assets), premises and equipment (1.2% of total assets), and deferred income taxes (1.1% of total assets) as of December 31, 2022.

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Feldman Financial Advisors, Inc.

The Bank’s ratio of borrowed funds to total assets amounted to 0.0% at December 31, 2022 and was lower than the Comparative Group median of 5.2%. The Bank historically has not actively utilized borrowings as a supplemental source of funds. However, the Bank obtained interest-free FHLB borrowings in 2020 and 2021 that were offered on a limited basis by the FHLB of Chicago to its eligible member institutions as part of its coronavirus relief funding program. In 2020, the Bank obtained a $4.0 million, one-year, zero-rate FHLB advance that matured in 2021. In 2021, the Bank obtained a $5.0 million, one-year, zero-rate FHLB advance that matured in 2022. The Bank had no outstanding borrowings as of December 31, 2022.

The Bank’s level of deposits at 87.7% of total assets was above the Comparative Group median of 76.6% of total assets due to the absence of borrowed funds at the Bank. The Bank’s equity level before the Stock Offering was 11.57% relative to total assets as of December 31, 2022, which was below the Comparative Group median of 13.25%. The Comparative Group includes a several companies that completed full conversion or second-step conversion offerings over the past two years and have emerged with extraordinarily high capital levels that have not been notably leveraged due to the relatively short passage of time.

The Bank’s level of residential real estate loans (including home equity and second mortgage loans) measured 71.5% of total loans based on regulatory financial data as of December 31, 2022, outdistancing the Comparative Group median of 41.5% and reflective of the Bank’s traditional thrift orientation. Three other members of the Comparative Group exhibited a majority of loans in the residential category: NSTS Bancorp at 90.1%, Catalyst Bancorp at 65.5%, and Texas Community Bancshares at 65.5%. Other companies within the Comparative Group exhibited more diverse loan portfolio compositions with higher percentages of non-residential real estate loans and non-real estate loans in portfolio than the levels exhibited by Peru Federal.

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Feldman Financial Advisors, Inc.

The Bank’s concentration of non-residential real estate loans (which category includes commercial real estate, multi-family real estate, and construction and land development loans) represented 22.7% of total loans and was lower than the Comparative Group median of 41.3%. The Bank also exhibited a lower level of non-real estate loans, which accounted for 5.7% of total loans versus the Comparative Group median of 18.0%.

The Bank’s asset growth rate measured -6.2% over the recent LTM period versus the Comparative Group median asset growth rate of 4.8%. The Bank exhibited a deposit growth rate of -2.1% versus the Comparative Group median of 3.6%. The Bank’s loan growth rate of 5.0% also trailed the Comparative Group median of 13.8%. The lack of meaningful balance sheet growth at Peru Federal poses a major challenge to the Bank’s capacity to improve earnings by generating incremental net interest income.

In summary, the Bank’s recent earnings performance measured slightly below the results exhibited by the Comparative Group, while its capital ratio was lower (before the effect of the Stock Offering) and its asset quality ratios were relatively comparable to the levels represented by the Comparative Group medians. The Bank’s profitability was characterized by a much lower net interest margin and a favorably lower non-interest expense ratio. Similar to most financial institutions its size, the Bank is faced with the ongoing challenge of improving its efficiency ratio either through bolstering its net interest margin, enhancing non-interest income generation, or improving the efficiency and productivity of its operating infrastructure. The Bank’s earnings growth outlook will depend largely on its ability to maintain satisfactory loan quality as it grows the portfolio, to improve the net interest margin across movements in the interest rate environment, and to control non-interest expense as it seeks to expand its operations and transition to a public company.

55

Feldman Financial Advisors, Inc.

Table 18

General Operating Characteristics

As of December 31, 2022

									Tang.
						Total	Total	Total	Common
				No. of	IPO	Assets	Deposits	Equity	Equity
	City/State	Ticker	Exchange	Offices	Date	($000s)	($000s)	($000s)	($000s)
Peru Federal Savings Bank	Peru, IL	NA	NA	2	NA	174,134	152,707	20,139	20,139

Comparative Group Average						457,135	356,171	67,926	67,763
Comparative Group Median						391,410	298,968	73,497	73,497

Comparative Group
1895 Bancorp of Wisconsin, Inc. (1)	Greenfield, WI	BCOW	NASDAQ	6	01/08/19	529,317	379,298	75,903	75,903
Catalyst Bancorp, Inc.	Opelousas, LA	CLST	NASDAQ	6	10/12/21	263,324	165,094	88,474	88,474
Cullman Bancorp, Inc. (1)	Cullman, AL	CULL	NASDAQ	4	10/08/09	406,081	286,751	98,521	98,521
Generations Bancorp NY, Inc. (1)	Seneca Falls, NY	GBNY	NASDAQ	10	07/10/06	373,612	308,308	37,653	36,126
Home Federal Bancorp, Inc.	Shreveport, LA	HFBL	NASDAQ	11	01/18/05	576,543	518,211	48,689	48,689
IF Bancorp, Inc.	Watseka, IL	IROQ	NASDAQ	8	07/07/11	823,727	667,337	71,090	71,090
Magyar Bancorp, Inc.	New Brunswick, NJ	MGYR	NASDAQ	7	01/23/06	821,626	676,083	99,918	99,918
Mid-Southern Bancorp, Inc. (1)	Salem, IN	MSVB	NASDAQ	3	04/08/98	264,548	201,815	30,810	30,810
NSTS Bancorp, Inc. (1)	Waukegan, IL	NSTS	NASDAQ	3	01/18/22	268,178	183,461	79,159	79,159
PB Bankshares, Inc. (1)	Coatesville, PA	PBBK	NASDAQ	4	07/14/21	376,739	289,628	44,618	44,618
TC Bancshares, Inc. (1)	Thomasville, GA	TCBC	NASDAQ	2	07/20/21	406,223	315,870	84,647	84,647
Texas Community Bancshares, Inc. (1)	Mineola, TX	TCBS	NASDAQ	6	07/14/21	375,697	282,201	55,627	55,197

(1) As of September 30, 2022.

Source: Peru Federal Savings Bank; S&P Global.

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Feldman Financial Advisors, Inc.

Table 19

General Financial Performance Ratios

As of or For the Last Twelve Months Ended December 31, 2022

			Total	Tang.	Net
	Total	Total	Equity/	Equity/	Interest	Effcy.	LTM	LTM	Core	Core
	Assets	Deposits	Assets	Assets	Margin	Ratio	ROA	ROE	ROA	ROE
	($000s)	($000s)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Peru Federal Savings Bank	174,134	152,707	11.57	11.57	2.43	74.09	0.46	3.99	0.56	4.84

Comparative Group Average	457,135	356,171	16.68	16.64	3.10	80.41	0.53	4.01	0.54	4.13
Comparative Group Median	391,410	298,968	13.25	13.25	2.99	76.97	0.56	3.56	0.58	3.77

All Public Thrift Average	5,122,766	3,701,097	13.53	13.01	3.37	69.98	0.68	5.67	0.79	6.54
All Public Thrift Median	1,636,381	1,252,412	11.62	11.41	3.18	66.82	0.74	6.27	0.91	6.80

Comparative Group
1895 Bancorp of Wisconsin, Inc. (1)	529,317	379,298	14.34	14.34	2.77	99.09	(0.08)	(0.52)	0.02	0.10
Catalyst Bancorp, Inc.	263,324	165,094	33.60	33.60	2.72	99.31	0.06	0.19	0.11	0.33
Cullman Bancorp, Inc. (1)	406,081	286,751	24.26	24.26	4.01	66.82	1.05	3.91	1.05	3.91
Generations Bancorp NY, Inc. (1)	373,612	308,308	10.08	9.71	3.47	81.60	0.42	3.74	0.44	3.98
Home Federal Bancorp, Inc.	576,543	518,211	8.44	8.44	3.65	65.90	0.99	11.45	0.99	11.45
IF Bancorp, Inc.	823,727	667,337	8.63	8.63	2.98	69.35	0.69	7.51	0.74	8.00
Magyar Bancorp, Inc.	821,626	676,083	12.16	12.16	3.62	60.21	1.01	8.11	1.01	8.11
Mid-Southern Bancorp, Inc. (1)	264,548	201,815	11.65	11.65	3.01	75.35	0.72	4.69	0.72	4.69
NSTS Bancorp, Inc. (1)	268,178	183,461	29.52	29.52	1.82	112.74	(0.02)	(0.09)	(0.16)	(0.63)
PB Bankshares, Inc. (1)	376,739	289,628	11.84	11.84	2.85	77.74	0.35	2.66	0.38	2.86
TC Bancshares, Inc. (1)	406,223	315,870	20.84	20.84	3.59	76.20	0.68	3.13	0.68	3.13
Texas Community Bancshares, Inc. (1)	375,697	282,201	14.81	14.71	2.75	80.56	0.44	3.37	0.48	3.63

(1) As of or for the last twelve months ended September 30, 2022.

Source: Peru Federal Savings Bank; S&P Global.

57

Feldman Financial Advisors, Inc.

Table 20
Income and Expense Analysis
For the Last Twelve Months Ended December 31, 2022

	As a Percent of Average Assets
			Net	Other	Gains &	Loan	Gen. &	Intang.		Pre-tax
	Interest	Interest	Interest	Oper.	Non-rec.	Loss	Admin.	Amort.	Non-rec.	Core
	Income	Expense	Income	Income	Income	Prov.	Expense	Expense	Expense	Earnings
Peru Federal Savings Bank	2.66	0.36	2.30	0.40	(0.12)	0.03	2.00	0.00	0.00	0.67

Comparative Group Average	3.32	0.37	2.95	0.45	(0.01)	0.06	2.67	0.00	0.01	0.68
Comparative Group Median	3.43	0.33	2.93	0.46	(0.00)	0.05	2.57	0.00	0.00	0.72

All Public Thrift Average	3.65	0.47	3.19	0.54	0.00	0.16	2.75	0.02	0.05	1.21
All Public Thrift Median	3.44	0.37	3.04	0.41	0.00	0.05	2.56	0.00	0.00	1.02

Comparative Group
1895 Bancorp of Wisconsin, Inc. (1)	2.90	0.27	2.63	0.47	(0.12)	0.04	3.07	0.00	0.00	(0.01)
Catalyst Bancorp, Inc.	2.83	0.24	2.59	0.43	(0.02)	(0.13)	3.01	0.00	0.08	0.15
Cullman Bancorp, Inc. (1)	4.13	0.30	3.83	0.41	0.00	0.08	2.82	0.00	0.00	1.34
Generations Bancorp NY, Inc. (1)	3.51	0.39	3.12	0.66	(0.02)	0.16	3.08	0.02	0.00	0.53
Home Federal Bancorp, Inc.	3.74	0.36	3.38	0.44	0.00	0.15	2.53	0.00	0.00	1.15
IF Bancorp, Inc.	3.40	0.51	2.89	0.63	(0.06)	0.10	2.44	0.00	0.00	0.98
Magyar Bancorp, Inc.	3.88	0.44	3.44	0.32	0.00	0.07	2.27	0.00	0.00	1.43
Mid-Southern Bancorp, Inc. (1)	3.18	0.29	2.97	0.49	0.00	0.01	2.60	0.00	0.00	0.85
NSTS Bancorp, Inc. (1)	1.99	0.28	1.71	0.28	0.17	(0.04)	2.24	0.00	0.00	(0.21)
PB Bankshares, Inc. (1)	3.45	0.69	2.76	0.22	(0.03)	0.20	2.31	0.00	0.00	0.46
TC Bancshares, Inc. (1)	3.65	0.20	3.45	0.55	0.00	0.02	3.09	0.00	0.00	0.89
Texas Community Bancshares, Inc. (1)	3.15	0.50	2.65	0.50	(0.01)	0.04	2.53	0.04	0.00	0.59

(1) For the last twelve months ended September 30, 2022.

Source: Peru Federal Savings Bank; S&P Global.

58

Feldman Financial Advisors, Inc.

Table 21
Balance Sheet Composition
As of December 31, 2022

	As a Percent of Total Assets
	Cash and	Net	Real	Intang.	Other	Total	Borrowed	Other	Total	Total
	Securities	Loans	Estate	Assets	Assets	Deposits	Funds	Liabs.	Liabs.	Equity
Peru Federal Savings Bank	45.69	48.76	0.00	0.00	5.55	87.70	0.00	0.74	88.43	11.57

Comparative Group Average	26.49	67.42	0.04	0.04	6.00	76.26	5.91	1.15	83.32	16.68
Comparative Group Median	24.31	70.62	0.02	0.00	5.33	76.58	5.24	1.04	86.75	13.25

All Public Thrift Average	20.92	73.08	0.06	0.69	5.09	75.74	9.16	1.29	86.47	13.53
All Public Thrift Median	17.33	76.55	0.00	0.03	5.05	76.88	7.86	1.16	88.38	11.62

Comparative Group
1895 Bancorp of Wisconsin, Inc. (1)	26.46	67.09	0.00	0.00	6.46	71.66	10.76	3.24	85.66	14.34
Catalyst Bancorp, Inc.	41.15	50.05	0.12	0.00	8.68	62.70	3.49	0.21	66.40	33.60
Cullman Bancorp, Inc. (1)	14.11	80.18	0.02	0.00	5.69	70.61	3.69	1.43	75.74	24.26
Generations Bancorp NY, Inc. (1)	11.40	78.06	0.02	0.41	10.11	82.52	6.45	0.95	89.92	10.08
Home Federal Bancorp, Inc.	22.17	73.10	0.05	0.00	4.69	89.88	1.43	0.24	91.56	8.44
IF Bancorp, Inc.	26.91	68.14	0.00	0.00	4.96	81.01	9.22	1.14	91.37	8.63
Magyar Bancorp, Inc.	13.37	81.07	0.04	0.00	5.53	82.29	4.04	1.52	87.84	12.16
Mid-Southern Bancorp, Inc. (1)	41.39	53.86	0.04	0.00	4.72	76.29	11.72	0.35	88.35	11.65
NSTS Bancorp, Inc. (1)	55.24	36.49	0.00	0.00	8.27	68.41	0.00	2.07	70.48	29.52
PB Bankshares, Inc. (1)	16.65	80.00	0.00	0.00	3.36	76.88	10.78	0.50	88.16	11.84
TC Bancshares, Inc. (1)	17.51	77.13	0.23	0.00	5.13	77.76	0.00	1.40	79.16	20.84
Texas Community Bancshares, Inc. (1)	31.54	63.93	0.00	0.11	4.42	75.11	9.32	0.76	85.19	14.81

(1) As of September 30, 2022.

Source: Peru Federal Savings Bank; S&P Global.

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Table 22
Growth Rates, Credit Risk, and Loan Composition
As of or For the Last Twelve Months Ended December 31, 2022

						Loan	Loan	Resid.	Other	Non-
	Asset	Loan	Deposit	NPLs(1)/	NPAs(1)/	Loss	Loss	Real Est.	Real Est.	Real Est.
	Growth	Growth	Growth	Total	Total	Allow./	Allow./	Loans(2)/	Loans/	Loans/
	Rate	Rate	Rate	Loans	Assets	NPLs(1)	Loans	Loans	Loans	Loans
Peru Federal Savings Bank	(6.16)	5.04	(2.06)	0.73	0.36	87.16	0.64	71.53	22.73	5.74

Comparative Group Average	4.10	14.14	4.02	0.73	0.51	161.52	1.06	45.53	35.49	18.98
Comparative Group Median	4.78	13.79	3.64	0.65	0.44	103.25	1.14	41.49	41.26	18.04

All Public Thrift Average	7.51	14.63	4.70	0.77	0.54	220.23	1.04	36.22	40.75	23.03
All Public Thrift Median	4.56	13.29	1.69	0.53	0.40	179.10	1.00	31.90	50.54	17.56

Comparative Group
1895 Bancorp of Wisconsin, Inc. (3)	(2.19)	6.88	1.33	0.33	0.22	272.96	0.89	23.44	58.03	18.53
Catalyst Bancorp, Inc.	(7.80)	1.52	(6.62)	1.64	1.00	82.44	1.35	65.50	16.94	17.56
Cullman Bancorp, Inc. (3)	8.98	34.77	21.70	0.89	0.75	91.29	0.82	48.91	30.06	21.02
Generations Bancorp NY, Inc. (3)	(1.00)	1.47	(1.03)	2.07	1.65	38.16	0.79	43.96	5.99	50.05
Home Federal Bancorp, Inc.	0.92	13.45	1.18	0.01	0.05	NM	1.12	31.36	41.44	27.20
IF Bancorp, Inc.	6.62	14.13	3.91	0.06	0.04	NM	1.26	26.19	51.40	22.41
Magyar Bancorp, Inc.	5.25	15.99	4.39	0.05	0.03	NM	1.30	31.90	57.68	10.42
Mid-Southern Bancorp, Inc. (3)	4.87	20.57	3.37	1.10	0.64	104.16	1.15	43.01	41.09	15.90
NSTS Bancorp, Inc. (3)	3.19	0.75	(10.56)	1.08	0.40	64.08	0.70	90.10	7.50	2.40
PB Bankshares, Inc. (3)	20.56	33.39	16.53	0.62	0.50	199.95	1.24	36.55	57.08	6.37
TC Bancshares, Inc. (3)	5.05	15.97	7.33	0.27	0.45	497.36	1.37	39.97	41.45	18.58
Texas Community Bancshares, Inc. (3)	4.69	10.77	6.70	0.68	0.43	103.25	0.70	65.52	17.17	17.31

(1) Includes accruing troubled debt restructurings.
(2) Includes home equity and second mortgage loans.
(3) As of or for the last twelve months ended September 30, 2022.

Source: Peru Federal Savings Bank; S&P Global.

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III. MARKET VALUE ADJUSTMENTS

General Overview

This concluding chapter of the Appraisal identifies certain additional adjustments to the Bank’s estimated pro forma market value relative to the Comparative Group selected in Chapter II. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include depositors holding subscription rights and unrelated parties who may purchase stock in a community offering. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investments.

Our appraised value is predicated on a continuation of the current operating environment for the Bank and thrift institutions in general. Changes in the Bank’s operating performance along with changes in the local and national economy, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could materially impact the pro forma market value of the Bank or thrift stocks in general. Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Conversion and Stock Offering.

In addition to the comparative operating fundamentals discussed in Chapter II, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

(1)	Earnings Growth and Viability

(2)	Financial Condition

(3)	Market Area

(4)	Management

(5)	Dividend Payments

(6)	Liquidity of the Stock Issue

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(7)	Subscription Interest

(8)	Recent Acquisition Activity

(9)	Effect of Banking Regulations and Regulatory Reform

(10)	Stock Market Conditions

Earnings Growth and Viability

Earnings prospects are dependent upon the sensitivity of asset yields and liability costs to changes in market rates, the credit quality of assets, the stability of non-interest components of income and expense, and the ability to leverage the balance sheet. Each of the foregoing is an important factor for investors in assessing earnings growth and viability. The Bank’s profitability in recent years has been restrained due by its relatively low net interest margin owing to the high concentration of liquidity and low level of loans on the balance sheet. These disadvantages are offset somewhat by the Bank’s lower level of non-interest expense.

The Bank’s recent earnings ROA measured 0.46% for the LTM period versus the Comparative Group median of 0.56%. On a core earnings basis which excludes non-recurring items, the Bank’s LTM core ROA of 0.56% slightly trailed the Comparative Group median of 0.58%. The Bank’s increased capital position after the Stock Offering will help to improve its net interest margin across changing interest rate and business cycles, provide added interest rate risk protection, and support additional leverage capacity to grow the balance sheet. In the near term, the Bank’s profitability will continue to be challenged by net interest margin pressure, new stock benefit plans, public company costs, and regular loan loss provisions to ensure that the Bank’s reserves increase commensurately with the risk profile of the anticipated loan portfolio expansion. Based on the Bank’s basic earnings fundamentals and ongoing challenge to grow the loan portfolio and net interest margin, we believe that the uncertain viability of increasing profitability warrants a downward adjustment to the Bank’s pro forma market value relative to the Comparative Group.

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Financial Condition

As discussed and summarized in Chapter I, the Bank’s balance sheet composition reflects a large concentration of cash liquidity and investments along with a loan portfolio predominantly comprising fixed-rate residential mortgage loans. The Bank relies mainly on its deposit base as a funding source and utilizes borrowings sparingly to supplement deposits. Historically, the Bank’s deposit base was heavily reliant upon certificate accounts. In recent years, the Bank has emphasized growing its core deposits, which have increased to 68.3% of total deposits at December 31, 2022. Meanwhile, in the sustained low interest rate environment, certificate accounts have declined to 31.7% of total deposits.

In contrast to the Comparative Group, the Bank exhibited a lower level of equity capital, a lower ratio of loans to assets, and slightly favorable measures of asset quality. Before the infusion of net capital proceeds, the Bank’s total equity ratio at 11.57% of assets was positioned moderately below the 13.25% median of the Comparative Group. The selection criteria for the Comparative Group ensured a collection of companies with solid capital positions, emphasis on real estate lending, and satisfactory asset quality, similar to the Bank’s financial profile. Therefore, on the whole, we believe that no adjustment is warranted for the Bank’s financial condition relative to the Comparative Group.

Market Area

The members of the Comparative Group are located in the Midwest, Southwest, Southeast, and Mid-Atlantic regions of the country. The Comparative Group companies are characterized by a cross-section of market areas that constitute smaller to larger metropolitan areas with relatively stable economies and moderate population growth prospects. The Bank’s primary market area encompasses LaSalle, Bureau, and Putnam counties, which comprise the Ottawa MSA.

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As shown in Table 23, the median household income was $62,972 in LaSalle County and $63,393 in the Ottawa MSA. These areas are projecting population declines over the next five year of 1.5% in LaSalle County and 1.7% in the Ottawa MSA. The unemployment rates for December 2022 were 4.8% and 4.7% in LaSalle County and the Ottawa MSA, respectively. Most of the Comparative Group companies exhibited more favorable demographic data for household income levels, population growth, and unemployment rates as indicated by the Comparative Group average and median data. In recognition of the less favorable demographic factors in the Bank’s primary market area, we believe that a downward adjustment is warranted for market area.

Table 23

Comparative Market Area Data

Peru Federal Savings Bank and the Comparative Group

		Wtd. Avg.	Wtd. Avg.
		Median	Estimated	Unemployment
		Household	Population	Rate (2)
		Income	Growth	December
	Headquarters	2023 (1)	2023-28 (1)	2022
Company	Location	($)	(%)	(%)
Peru Federal Savings Bank	Peru, IL
	[LaSalle County, IL]	62,927	(1.51)	4.8
	[Ottawa, IL-MSA]	63,393	(1.73)	4.7

Comparative Group Average		70,341	0.71	3.1
Comparative Group Median		66,853	0.72	2.8

Comparative Group
1895 Bancorp of Wisconsin, Inc.	Greenfield, WI	72,553	0.05	2.4
Catalyst Bancorp, Inc.	Opelousas, LA	43,918	(0.76)	4.2
Cullman Bancorp, Inc.	Cullman, AL	55,021	4.12	1.6
Generations Bancorp NY, Inc.	Seneca Falls, NY	66,647	(1.22)	2.8
Home Federal Bancorp, Inc.	Shreveport, LA	51,874	(1.34)	3.4
IF Bancorp, Inc.	Watseka, IL	56,004	(3.14)	4.8
Magyar Bancorp, Inc.	New Brunswick, NJ	105,819	1.70	2.7
Mid-Southern Bancorp, Inc.	Salem, IN	68,374	1.33	2.8
NSTS Bancorp, Inc.	Waukegan, IL	101,023	0.10	4.1
PB Bankshares, Inc.	Coatesville, PA	99,365	2.13	2.4
TC Bancshares, Inc.	Thomasville, GA	56,438	1.79	2.7
Texas Community Bancshares, Inc.	Mineola, TX	67,058	3.72	3.8

(1) Weighted average based on pro rata branch deposit totals of each company in its primary MSA (or county) markets.

(2) Based on unemployment rate in company's primary MSA (or county) market as ranked by deposits.

Source:  Claritas; S&P Global; U.S. Bureau of Labor Statistics.

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Management

Management’s principal challenges are to generate profitable results, monitor credit risks, and control operating costs while the Bank competes in an increasingly challenging financial services environment. The normal challenges facing the Bank in attempting to deliver earnings growth and enhance its competitiveness remain paramount as it attempts to leverage the net capital proceeds from the Stock Offering. Eric Heagy serves as President, Chief Executive Officer (“CEO”), and Chief Financial Officer (“CFO”) of Peru Federal. Mr. Heagy joined the Bank in 2002, was promoted to CFO in 2004 and then to President and CEO in 2007. Dale Tieman is the Executive Vice President and Chief Operations Officer of Peru Federal. Mr. Tieman has been with the Bank since 2001. Other senior management includes Christopher Vaske, who has served as Senior Vice President and Chief Lending Officer since 2012. Additional background information of the Bank’s senior management is summarized in Exhibit II-7.

The Bank’s management team has ongoing challenges ahead in improving earnings results, growing the banking franchise, and controlling operating expenses as the organization transitions to a public company and seeks to leverage the incremental capital. Because of the Bank’s relatively small size and lean staffing profile, its executive officers fulfill a broad range of job functions and the Bank’s successful operation is significantly dependent on its senior management team. Investors will likely rely upon actual financial results as the means of evaluating the future performance of management as the Bank pursues its asset growth and earnings improvement objectives. We have taken these factors into account collectively and believe that no adjustment is warranted relative to the Comparative Group for this factor.

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Dividend Payments

Following the completion of the Conversion and Stock Offering, the Company’s Board of Directors will have the authority to declare cash dividends on the shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividends will depend upon many factors, including the following: (1) the financial condition and operating results of the Company and the Bank; (2) regulatory capital requirements and limitations on dividends; (3) other uses of funds for the long-term value of stockholders; (4) tax considerations; and (5) general economic conditions. There is no assurance that PFS Bancorp will actually pay cash dividends or that, if paid, such dividends will not be reduced or eliminated in the future.

Payment of cash dividends has become commonplace among publicly traded thrifts with solid capital levels. Of the 12 members of the Comparative Group, six currently pay regular cash dividends. The median dividend yields of the Comparative Group and All Public Thrift aggregate were 0.31% and 1.02% as of February 21, 2023, respectively. Based on the anticipated strong capital levels of the Bank and PFS Bancorp after the Stock Offering, investors are likely to expect that PFS Bancorp will commence paying regular dividends not too long after the Stock Offering is completed as a means of enhancing shareholder returns. Therefore, we have concluded that no adjustment is warranted for purposes of dividend policy.

Liquidity of the Stock Issue

With the increased number of market makers and institutional investors following thrift stocks, the majority of initial public offerings by thrift institutions are able to develop a public market for their new stock issues. Most publicly traded thrift stocks continue to be traded on the NASDAQ Stock Market. All 12 members of the Comparative Group are listed on the NASDAQ Stock Market. PFS Bancorp expects that its shares of common stock will be quoted on the OTCQB Market operated by OTC Markets Group upon conclusion of the Conversion and Stock Offering.

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Stock liquidity connotes the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Empirical evidence demonstrates that investors are willing to pay a premium for this level of liquidity, or conversely, extract a discount relative to actively traded securities or other investment interests that lack this high degree of liquidity. The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depend on the existence of willing buyers and sellers.

The median market capitalization of the Comparative Group companies was $58.6 million as of February 21, 2023. The All Public Thrift median market capitalization was much higher at $170.3 million. Of the 12 companies in the Comparative Group, all are traded on NASDAQ Stock Market and indicated an overall average daily trading volume of approximately 4,200 shares over the LTM period. Due to the smaller size of the Stock Offering and its anticipated listing on the OTCQB Market, it is questionable that an active trading market for the Company’s common shares will develop to the extent experienced by the stock issues of the Comparative Group traded on the NASDAQ Stock Market. Therefore, we have concluded that a downward adjustment to the Bank’s estimated pro forma market value is warranted to address the comparative difference in liquidity of the issue.

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Subscription Interest

The Bank has retained the services of Keefe, Bruyette & Woods, Inc. to assist in the marketing and sale of the Stock Offering. The Bank’s ESOP intends to purchase shares in the Stock Offering equal to 8.0% of the total amount of common stock to be outstanding. The Bank expects its directors and executive officers, together with their associates, to purchase 140,000 shares of common stock in the Stock Offering for an aggregate amount of $1.4 million based on a $10.00 offering price per share. The minimum number of shares of common stock that may be purchased in the Stock Offering is 25 shares ($250 equivalent). Excluding the ESOP purchase, the maximum number of shares of common stock that may be purchased in the Stock Offering by any individual or individuals acting through a single qualifying account held jointly is 25,000 shares ($250,000 equivalent). No person together with an associate or group of persons acting in concert may purchase more than 40,000 shares ($400,000 equivalent).

Recent subscription interest in thrift stock conversion offerings has been varied. Three standard conversion offerings were completed in 2022. Only one of these three was oversubscribed in the subscription phase. NSTS Bancorp (Waukegan, Illinois) completed its offering in January 2022 with gross proceeds raised of $52.9 million, representing the adjusted maximum of its offering range. ECB Bancorp (Everett, Massachusetts) closed its offering in July 2022 at a level between the minimum and the midpoint of the offering and raised gross proceeds of $89.2 million. VWF Bancorp (Van Wert, Ohio) closed its offering in July 2022 at a level between the minimum and the midpoint of the offering and raised gross proceeds of $19.2 million.

Investor interest in recent thrift stock issues has been supported by the overall favorable performance results of the banking industry, stable housing market conditions, after-market pricing trends, and the expectation of continued merger and acquisition activity. We are not currently aware of any additional market evidence or characteristics that may help predict the level of interest in the Bank’s subscription offering. Accordingly, absent actual results of the subscription offering, we believe that subscription interest is currently a neutral factor and, at the present time, requires no further adjustment.

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Recent Acquisition Activity

Table 24 summarizes recent acquisition activity involving banks and thrifts based in the state of Illinois from January 1, 2020 to February 21, 2023. Table 24 displays the 15 transactions wherein financial terms are available. The largest transaction involved the merger of equals between Old National Bancorp (based in Evansville, Indiana with $23.7 billion of assets) and First Midwest Bancorp (based in Chicago, Illinois with $21.2 billion in assets). The acquisition valuation ratios paid in these transactions generally have followed the nationwide acquisition valuation trends. Given that there will be significant regulatory restrictions on the ability to acquire control of PFS Bancorp for a period of three years following the Conversion, we do not believe that acquisition premiums are a significant factor to consider in analyzing the Bank’s pro forma market value. Moreover, the standard of value applied herein does not require an acquisition value determination.

Effect of Banking Regulations and Regulatory Reform

In response to the financial crisis of 2008 and 2009, Congress took actions intended to strengthen confidence and encourage liquidity in financial institutions. The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) was enacted in 2010, and provided for new restrictions and an expanded framework of regulatory oversight for financial institutions. The legislation also created the Consumer Financial Protection Bureau that has broad authority to issue regulations governing the services and products provided by financial institutions. Community bankers believe that the Dodd-Frank legislation has led to increased compliance costs. Legislation was enacted in 2018 that preserves the fundamental elements of the post-Dodd-Frank regulatory framework, but included modifications that was expected to result in some meaningful regulatory relief for smaller and certain larger banking organizations.

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Table 24

Summary of Illinois Bank and Thrift Acquisition Activity

Transactions Completed or Announced After January 1, 2020

				Seller's Prior Financial Data							Offer Value to
				Total	Equity/	LTM	LTM			Offer	Book	Tang.	LTM	Total
				Assets	Assets	ROA	ROE	Date	Date	Value	Value	Book	EPS	Assets
Buyer	St.	Seller	St.	($Mil.)	(%)	(%)	(%)	Anncd.	Completed	($Mil.)	(%)	(%)	(x)	(%)
Overall Median				223.3	10.83	0.83	8.07	NA	NA	32.5	123.3	127.1	14.5	11.64
Overall Average				1,970.4	10.40	0.65	5.65	NA	NA	225.3	119.5	127.2	14.7	11.42

Byline Bancorp Inc.	IL	Inland Bancorp Inc.	IL	1,233.0	13.26	0.69	5.16	11/30/22	Pending	165.0	123.3	123.3	22.2	13.39
Fisher Bancorp Inc.	IL	Butler Point Inc.	IL	84.4	9.72	1.05	10.28	10/11/22	Pending	11.2	136.9	136.9	12.1	13.30
HBT Financial Inc.	IL	Town & Country Fin'l Corp	IL	876.2	9.07	1.36	14.66	08/23/22	02/01/23	101.4	127.6	139.0	8.3	11.57
Scott CU	IL	Tempo Bank	IL	92.9	11.30	1.42	14.44	08/20/21	06/18/22	14.3	135.8	135.8	10.3	15.34
Finward Bancorp	IN	Royal Financial Inc.	IL	533.7	9.01	1.01	11.07	07/29/21	01/31/22	52.9	108.0	113.4	10.1	9.91
Old Second Bancorp Inc.	IL	West Suburban Bancorp	IL	2,972.4	8.24	0.75	8.77	07/26/21	12/01/21	285.9	121.3	121.7	14.5	9.62
Old National Bancorp (2)	IN	First Midwest Bancorp Inc.	IL	21,208.6	12.51	0.63	5.06	06/01/21	02/15/22	2,468.6	101.8	165.1	20.4	11.64
Frst Bncp of Taylorville Inc.	IL	Mackinaw Valley Fin'l Svcs..	IL	95.4	9.07	0.20	2.19	04/23/21	10/01/21	6.1	135.9	165.6	NA	6.39
First Busey Corp.	IL	Cummins-American Corp.	IL	1,395.4	12.55	0.91	7.38	01/19/21	05/31/21	130.8	112.4	112.4	17.1	9.79
South Porte Financial Inc.	IL	SouthernTrust Bancshares	IL	58.7	9.75	0.64	6.65	03/02/20	07/17/20	7.3	127.2	127.2	20.8	12.50
American Pacific Bancorp	MD	Main Street Bancshares	IL	29.6	6.55	(1.78)	(25.98)	12/19/19	12/31/20	1.2	45.1	45.1	NA	3.88
First Waterloo Bancshares	IL	Best Hometown Bancorp	IL	114.5	10.83	NA	NA	10/09/19	02/05/20	12.3	99.3	99.3	NA	10.75
RBB Bancorp	CA	PGB Holdings Inc.	IL	223.3	10.96	1.45	13.12	09/06/19	01/10/20	32.5	169.5	169.5	9.7	14.55
Associated Banc-Corp	WI	First Staunton Bancshares	IL	539.8	12.00	1.28	10.88	07/25/19	02/14/20	76.3	121.9	126.9	16.7	14.13
Corporate America Family CU	IL	Ben Franklin Finl Inc.	IL	97.8	11.25	(0.55)	(4.64)	07/16/19	04/30/20	14.2	127.1	127.1	NA	14.49

(1)  P = pending; C = completed.

(2)  Merger of equals transaction.

Source:  S&P Global.

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As a stock savings institution insured by the FDIC and supervised by its primary regulators, the Bank will continue to operate in the same regulatory environment that is substantially similar to that faced by the Comparative Group companies. As of December 31, 2022, the Bank was not subject to any regulatory enforcement action and was considered well capitalized, similar to all the members of the Comparative Group. Therefore, given these factors, we believe that no specific adjustment is necessary for the effect of banking regulations and regulatory reform.

Stock Market Conditions

Financial stocks performed well in the economic recovery following the financial crisis, and bank and thrift stocks participated fully in the sustained market rally from 2009 to 2019. Robust corporate earnings growth, sustained economic expansion, and generally low interest rates were significant factors influencing equity market returns over this period, the second longest market rally in U.S. history. However, beginning in February 2020, market volatility was spurred by the outbreak of the coronavirus and concerns about its impact on the U.S. economy, supply chains, and consumer spending. The coronavirus evolved into a global pandemic, disrupting major economies worldwide and abruptly ending the bull market run. U.S. equities fell sharply, then rebounded off their lows from March 2020 and performed strongly for the remainder of 2020.

U.S. equity markets continued to appreciate during 2021, extending the gains that began in the aftermath of March 2020, and many market indexes reached all-time highs in successive months through August 2021. The successful rollout of coronavirus vaccines, unprecedented fiscal and monetary stimulus, healthy consumer balance sheets, and tightening labor markets created optimism about U.S. economic growth and helped propel stock market returns.

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U.S. equity markets were volatile and declined in the first half of 2022, reversing their exceptional performance in 2021, when the S&P 500 rose by 27%. Every sector of the S&P 500 posted negative returns in the first half, except for energy stocks, amid geopolitical tensions, higher inflation, and a shift toward less accommodative monetary policy in the United States. Russia’s invasion of Ukraine and the fallout from related sanctions exacerbated commodity price pressures and amplified geopolitical risks. Supply chain bottlenecks and labor market shortages have further constrained supply and propelled prices higher. U.S. inflation soared to 9.1% for the year ended June 30, 2022 (as measured by the Consumer Price Index), the largest increase in 40 years. In response, the Federal Reserve Board aggressively increased interest rates and tapered its balance sheet during 2022. Investors have begun to raise concerns that the actions by the Federal Reserve Board to slow the economy and temper inflation would lead to a recession. Overall, the decline in U.S equity markets largely reflected valuation ratio compression and the S&P 500 was down by 19.4% for the overall year in 2022.

Thus far in 2023, on a year-to-date basis, the S&P 500 has advanced 4.1%. Recent economic indicators point to modest growth in spending and production. Job gains have been robust in recent months, and the unemployment rate has remained low. Inflation has been declining over the past several months against a backdrop of moderate growth. The Federal Reserve Board noted that future monetary policy actions will continue to monitor a wide range of information, including public health trends, labor market conditions, inflation pressures and inflation expectations, and financial and international developments.

Table 25 displays the one-year performance of the S&P 500 and NASDAQ Bank indexes. The NASDAQ Bank Index decreased by 16.7% over the one-year period ended February 21, 2023, falling further than broader S&P 500 Index, which was down 7.1% during this period. Over the three-year period, the NASDAQ Bank Index is up 10.2% as compared to the S&P 500 Index advancing 19.8%, as shown in Table 26.

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Table 25

Comparative One-Year Stock Index Performance

For the One-Year Period Ended February 21, 2023

S&P 500
NASDAQ Bank
Price Change (%)
5
0
-5
-10
-15
-20
-25
Mar '22
May '22
Jul '22
Sep '22
Nov '22
Jan '23
NASDAQ Bank
S&P 500

S&P 500 Stock Index	-7.1%
NASDAQ Bank Index	- 16.7%

73

Feldman Financial Advisors, Inc.

Table 26

Comparative Three-Year Stock Index Performance

For the Three-Year Period Ended February 21, 2023

S&P 500
NASDAQ Bank Index
Price Change (%)
40
20
0
-20
-40
-60
Jul '20
Jan '21
Jul '21
Jan '22
Jul '22
Jan '23
NASDAQ Bank
S&P 500

S&P 500 Stock Index	+19.8%
NASDAQ Bank Index	+10.2%

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Feldman Financial Advisors, Inc.

A “new issue” discount that reflects investor concerns and investment risks inherent in all initial public offerings is a factor to be considered for purposes of valuing converting thrifts. Table 27 presents a summary of the ten standard thrift conversion offerings completed since January 1, 2020. There were three, five, and two such full conversion offerings that closed in 2022, 2021, and 2020, respectively. The final pricing of these offerings confirms the presence of the new issue discount in the pro forma market valuations of converting thrifts versus the trading valuations of existing publicly traded thrifts.

The distinction of the new issue discount is most apparent with the price-to-book value ratio because the pro forma equity calculation involves combining the net new capital proceeds with the historical equity of the converting company. The median pro forma price-to-book value ratio for standard thrift conversion offerings was 59.2% for the 2020 to 2022 period, and the median pro forma price-to-tangible book ratio was 59.7%.

Historically, newly converted thrifts have gradually traded upward in the after-market to a range near existing thrift stock valuation levels, but found resistance approaching book value until a discernible trend in earnings improvement was evident. Pricing a new offering at a relatively high ratio in relation to pro forma book value, because of the mathematics of the calculation, would require very large increases in valuations resulting in unsustainable price-to-earnings ratios and very marginal returns on equity.

Accordingly, thrift conversions continue to be priced at discounts to comparable publicly traded companies. This is due to the relatively high pro forma equity ratios, expected low returns on equity, and the uncertainty regarding the prospects of an institution to leverage the balance sheet prudently and effectively in the current economic environment and against the backdrop of an increasingly competitive banking sector and volatile equities market.

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Feldman Financial Advisors, Inc.

  Table 27

  Summary of Standard Conversion Offerings

  Transactions Completed Since January 1, 2020

						Pro Forma Ratios						After-Market			Price
					Gross	Price/	Price/	Price/	Tang.		2/21/23	Price Change			Change
			Stock	Total	Offering	Book	Tang.	LTM	Eqty./	IPO	Closing	One	One	One	Through
		Stock	Offering	Assets	Proceeds	Value	Book	EPS	Assets	Price	Price	Day	Week	Month	2/21/23
Company	State	Exchange	Date	($Mil.)	($Mil.)	(%)	(%)	(x)	(%)	($)	($)	(%)	(%)	(%)	(%)
2020 to 2022 -- Average				1,828.5	240.0	58.3	59.3	58.2	23.19	NA	NA	31.6	34.0	37.2	41.4
2020 to 2022 -- Median				298.8	50.9	59.2	59.7	62.5	21.97	NA	NA	29.0	32.4	36.2	50.9

Standard Conversion Offerings
ECB Bancorp, Inc.	MA	NASDAQ	07/27/22	688.6	89.2	59.8	59.8	25.9	20.64	10.00	15.63	40.9	41.3	40.6	56.3
VWF Bancorp, Inc.	OH	OTCQB	07/13/22	137.0	19.2	50.2	50.2	NA	24.84	10.00	15.09	29.0	45.0	49.0	50.9
NSTS Bancorp, Inc.	IL	NASDAQ	01/18/22	259.9	52.9	59.7	59.7	NA	31.81	10.00	10.45	25.9	23.0	25.0	4.5
Catalyst Bancorp, Inc.	LA	NASDAQ	10/12/21	238.3	52.9	55.5	55.5	NA	33.84	10.00	13.00	35.6	38.5	37.6	30.0
TC Bancshares, Inc.	GA	NASDAQ	07/20/21	363.6	49.0	59.9	59.9	NA	20.84	10.00	16.32	21.1	20.7	28.9	63.2
Blue Foundry Bancorp	NJ	NASDAQ	07/15/21	1,963.6	277.7	66.1	66.1	NA	19.90	10.00	11.86	29.0	27.0	34.1	18.6
Texas Community Bancshares, Inc.	TX	NASDAQ	07/14/21	316.5	32.1	53.2	56.0	86.3	17.83	10.00	15.73	50.8	53.5	54.0	57.3
PB Bankshares, Inc.	PA	NASDAQ	07/14/21	281.1	27.8	61.7	61.7	NA	15.10	10.00	13.40	30.8	32.4	29.0	34.0
Eastern Bankshares, Inc.	MA	NASDAQ	10/14/20	13,996.5	1,792.9	58.2	65.9	NA	23.10	10.00	15.80	21.5	24.8	36.2	58.0
Systematic Savings Bank	MO	OTCPK	10/13/20	40.0	6.0	58.7	58.7	62.5	24.01	10.00	NA	NA	NA	NA	NA

Source:  S&P Global.

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Feldman Financial Advisors, Inc.

The 4,746 FDIC-insured commercial banks and savings institutions reported quarterly net income of $71.7 billion in the third quarter of 2022, up $7.3 billion or 11.3% from the second quarter of 2022 and $2.2 billion or 3.2% higher than the corresponding third quarter in 2021. As compared to the second quarter of 2022, the increased profits reflected an increase in net interest income that more than offset increase in provisions for credit losses and non-interest expense. The aggregate banking industry’s annualized ROA was 1.21% for third quarter 2022, up 13 basis points from 1.08% in second quarter 2022 but unchanged from third quarter 2021. On a year-to-date basis for the first three quarters of 2022, the banking industry’s annualized ROA decreased to 1.10% as compared to 1.28% for the year-ago period.

The banking industry’s net interest margin increased 35 basis points from the prior quarter and 58 basis points from the year-ago quarter to 3.14%. Growth in net interest income outpaced growth in earning assets, resulting in a strong quarterly increase in net interest margin. This is the first time the industry net industry margin has been above 3.00% since first quarter 2020. The average yield on earning assets increased 73 basis points from second quarter 2022 to 3.78% due to strong loan growth and rising market interest rates. Average funding costs increased 38 basis points from second quarter 2022 to 0.64%. Provision expense increased to $14.6 billion in third quarter 2022 from $11.1 billion in second quarter 2022 and negative $5.2 billion in third quarter 2021. Non-current loans have continued to decline and measured 0.72% of total loans at the end of third quarter 2022, marking the lowest level since second quarter 2006.

Bank and thrift industry earnings results have continued to be solid in comparison to historical levels, but earnings growth has been challenged recently by increasing credit-related charges. Industry operating expenses generally continue to rise in the face of sluggish growth in non-interest operating income. While bank and thrift industry capital levels remain strong and overall asset quality has stabilized, there continue to be volatile swings in the market for bank and thrift stocks in response to the economic outlook and the anxiety in the overall market that is contributing to the current fluctuations. Therefore, we believe that with the heightened uncertainty attendant to prevailing stock market conditions, the new issue discount continues to be highly relevant because of the risks and uncertainties associated with a new stock offering in the current market and warrants a downward adjustment.

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Feldman Financial Advisors, Inc.

Adjustments Conclusion

It is our opinion that the Bank’s pro forma market value should be discounted relative to the Comparative Group. Our conclusion is based on downward adjustments for earnings growth and viability, market area, liquidity of the issue, and the new issue discount underlying current stock market conditions. Converting thrifts are often valued at meaningful discounts to peer trading companies relative to price-to-book value and price-to-tangible book value ratios. Due to initially restrained levels of post-offering earnings growth without the benefit of sustained leveraging of balance sheets, resulting price-to-earnings ratios may reflect premiums to established trading companies. It is the judgment of the appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts or premiums.

Valuation Approach

In determining the estimated pro forma market value of the Bank, we have employed the comparative company approach and considered the following pricing ratios: price-to-book value per share (“P/B”), price-to-tangible book value per share (“P/TB”), price-to-earnings per share (“P/E”), and price-to-assets (“P/A”). Table 28 presents the trading market valuation ratios of the Comparative Group and All Public Thrift averages and medians as of February 21, 2023. As shown in Table 28, the median P/B ratio for the Comparative Group was 85.0%. Ten of the 12 members of the Comparative Group were valued at levels under book value (P/B ratio less than 100.0%). The median P/TB ratio for the Comparative Group was 85.0%. Higher equity levels have a restraining impact on P/B and P/TB ratios because of the accompanying challenge to generate competitive ROE results on such excess capital. Among the Comparative Group members, Catalyst Bancorp reported the highest equity capital ratio at 33.60% of total assets along with a P/B ratio of 76.8%. NSTS Bancorp reported an equity capital ratio of 29.52% and a P/B ratio of 71.3%. The median P/E ratio based on LTM earnings for the Comparative Group was 19.2x. On a core earnings basis, the median core P/E ratio of the Comparative Group was also 19.2x. Some companies within the Comparative Group and All Public Thrift aggregate generated P/E ratios that were either negative or distortedly high due to low levels of profitability, and their corresponding P/E ratios are expressed as “NA” or not applicable.

78

Feldman Financial Advisors, Inc.

Investors continue to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability and P/B comparisons. The P/E ratio remains an important valuation ratio in the current thrift stock market. However, as noted above, the P/E ratio is not useful for companies reporting negative or low earnings. The Company’s earnings for the LTM ended December 31, 2022 amounted to $831,000 and its LTM core earnings amounted to $1.0 million. On a pro forma basis, after making adjustments for re-investment of net offering proceeds and expensing charges related to the implementation of various stock benefit plans, including the ESOP, restricted stock plan (“RSP”), and stock option plan, the Bank’s pro forma earnings results are moderately higher than the historical earnings levels. (The pro forma earnings results do not take into account the capacity of the Bank to leverage the capital because of the attendant risks of executing and implementing operating strategies and business expansion initiatives.)

79

Feldman Financial Advisors, Inc.

Based on our comparative financial and valuation analyses, we concluded that the Bank should be discounted relative to the trading valuation ratios of the overall Comparative Group. In consideration of the foregoing factors along with the additional adjustments discussed in this chapter, we have determined pro forma P/B and P/TB ratios of 53.4% at the midpoint for the Bank, which reflects an aggregate midpoint of $18.4 million for the Valuation Range based on the assumptions summarized in Exhibit IV and including the issuance of $400,000 of common stock to the Foundation. Employing a range of approximately 15% above and below the midpoint, the resulting minimum value of approximately $15.7 million reflects a 48.9% P/B ratio and the resulting maximum value of approximately $21.1 million reflects a 57.3% P/B ratio. The adjusted maximum value, computed as an additional 15% above the maximum, is positioned at approximately $24.2 million and a P/B ratio of 61.2%. The Bank’s pro forma P/B and P/TB ratios are equivalent since the Bank had no intangible assets as of December 31, 2022.

The Bank’s pro forma midpoint P/B and P/TB ratios of 53.4% reflect a discount of 37.2% to the Comparative Group median P/B and P/TB ratios of 85.0%. The Bank’s pro forma maximum P/B and P/TB ratios of 57.3% reflect a discount of 32.6% to the Comparative Group median P/B and P/TB ratios of 85.0%. At the adjusted maximum, the Bank’s pro forma P/B and P/TB ratios of 61.0% are positioned at a 28.0% discount to the Comparative Group median P/B and P/TB ratios of 85.0%.

Based on the Valuation Range as indicated above, the Bank’s pro forma LTM P/E ratios measured 15.6x, 17.9x, 20.0x, and 22.0x at the minimum, midpoint, maximum, and adjusted maximum, respectively, of the Valuation Range and are in reasonable range of the Comparative Group median P/E ratio of 19.2x. The Bank’s pro forma core P/E ratios were 13.2x, 15.2x, 16.9x, and 18.9x at the minimum, midpoint, maximum, and adjusted maximum, respectively, of the Valuation Range. The Bank’s pro forma LTM P/E ratios represent discounts of 18.7% and 7.1% at the minimum and midpoint, respectively, of the Valuation Range as compared to the Comparative Group median LTM P/E ratio of 19.2x. The Bank’s pro forma LTM P/E ratios represent premiums of 4.0% and 15.6% at the maximum and adjusted maximum, respectively, of the Valuation Range as compared to the Comparative Group median LTM P/E ratio of 19.2x. The Bank’s pro forma core P/E ratios represent discounts of 31.6%, 21.2%, 11.9%, and 1.9% at the minimum, midpoint, maximum, and adjusted maximum, respectively, of the Valuation Range as compared to the Comparative Group median core P/E ratio of 19.2x.

80

Feldman Financial Advisors, Inc.

Based on the price-to-assets valuation metric, the Bank’s pro forma midpoint of the Valuation Range at $18.4 million reflects a corresponding P/A ratio of 9.76%, ranging from 8.44% at the minimum valuation to 11.06% and 12.50% at the maximum and adjusted maximum, respectively. The Bank’s pro forma P/A ratios represent discounts of 33.7%, 23.3, 13.1%, and 1.7% at the minimum, midpoint, maximum, and adjusted maximum, respectively, of the Valuation Range as compared to the Comparative Group median P/A ratio of 12.72%. On a pro forma consolidated basis, the Company’s total equity-to-assets ratios range from 17.25% at the minimum valuation and 18.29% at the midpoint valuation to 19.31% at the maximum valuation and 20.45%. Thus, upon completion of the Conversion and Stock Offering, the Company’s pro forma equity capital ratios would exceed the Comparative Group average of 16.68% and median of 13.25%. Among the Comparative Group companies, only four of the members would have higher ratios of total equity-to-assets: Catalyst Bancorp at 33.60%, NSTS Bancorp at 29.52%, Cullman Bancorp at 24.26%, and TC Bancshares at 20.84%. As noted earlier, the solid post-Conversion equity capital levels of the Company will provide greater expansion opportunity and flexibility, but also present challenges in generating competitive returns on equity.

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Feldman Financial Advisors, Inc.

Valuation Conclusion

It is our opinion that, as of February 21, 2023, the estimated pro forma market value of the Bank (inclusive of the common stock to be contributed to the Foundation) was within a Valuation Range of $15,700,000 to $21,100,000 with a midpoint of $18,400,000. Pursuant to applicable appraisal guidelines, the Valuation Range was based upon a decrease of approximately 15% decrease from the midpoint value to determine the minimum value and an increase of approximately 15% from the midpoint value to establish the maximum value. Assuming an additional increase of approximately above the maximum value would result in an adjusted maximum of $24,205,000. Based on the Valuation Range, the range of shares to be sold in the Stock Offering (excluding the shares of common stock to be contributed to the Foundation) is as follows: $15,300,000 at the minimum, $18,000,000 at the midpoint, $20,700,000 at the maximum, and $23,805,000 at the adjusted maximum. Based on an initial offering price of $10.00 per share, the number of shares to be sold in the Stock Offering is as follows: 1,530,000 at the minimum, 1,800,000 at the midpoint, 2,070,000 at the maximum, and 2,380,500 at the adjusted maximum. Table 28 compares the Bank’s pro forma valuation ratios to the market valuation ratios of the Comparative Group.

Exhibit IV-1 displays the assumptions utilized in calculating the pro forma financial consequences of the Stock Offering. Exhibit IV-2 displays the pro forma financial data at the minimum, midpoint, maximum, and adjusted maximum levels of the Valuation Range. Exhibit IV-3 provides more detailed data and calculations at the pro forma midpoint level of the Valuation Range. Exhibit IV-4 compares the pro forma valuation ratios with the averages and medians reported by the Comparative Group.

82

Feldman Financial Advisors, Inc.

  Table 28

Comparative Pro Forma Market Valuation Analysis

Computed from Market Price Data as of February 21, 2023

	Current	Total	Price/	Price/	Price/	Price/	Price/	Total	Tang.	Current
	Stock	Market	LTM	Core	Book	Tang.	Total	Equity/	Equity/	Dividend
	Price	Value	EPS	EPS	Value	Book	Assets	Assets	Assets	Yield
Company	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)	(%)	(%)
PFS Bancorp, Inc.(1)
Pro Forma Minimum	10.00	15.7	15.6	13.2	48.9	48.9	8.44	17.25	17.25	0.00
Pro Forma Midpoint	10.00	18.4	17.9	15.2	53.4	53.4	9.76	18.29	18.29	0.00
Pro Forma Maximum	10.00	21.1	20.0	16.9	57.3	57.3	11.06	19.31	19.31	0.00
Pro Forma Adj. Maximum	10.00	24.2	22.2	18.9	61.2	61.2	12.50	20.45	20.45	0.00

Comparative Group Average	NA	57.7	19.4	18.8	88.2	88.5	14.11	16.68	16.64	0.75
Comparative Group Median	NA	58.6	19.2	19.2	85.0	85.0	12.72	13.25	13.25	0.31

All Public Thrift Average(2)	NA	556.5	15.4	15.0	99.0	108.8	12.51	13.53	13.01	1.62
All Public Thrift Median(2)	NA	170.3	13.5	11.4	93.8	97.2	11.64	11.62	11.41	1.02

Comparative Group
1895 Bancorp of Wisconsin, Inc.	9.90	64.5	NA	NA	81.2	81.2	11.64	14.34	14.34	0.00
Catalyst Bancorp, Inc.	13.00	63.3	NA	NA	76.8	76.8	24.03	33.60	33.60	0.00
Cullman Bancorp, Inc.	11.71	86.7	22.1	22.1	88.0	88.0	21.36	24.26	24.26	1.02
Generations Bancorp NY, Inc.	10.98	25.7	16.4	15.4	69.1	72.0	6.96	10.08	9.71	0.00
Home Federal Bancorp, Inc.	17.31	59.9	9.9	9.9	111.0	111.0	9.37	8.44	8.44	2.40
IF Bancorp, Inc.	18.08	57.4	10.3	9.7	84.9	84.9	7.33	8.63	8.63	2.21
Magyar Bancorp, Inc.	12.60	87.5	10.5	10.5	85.0	85.0	10.34	12.16	12.16	0.93
Mid-Southern Bancorp, Inc.	13.08	35.4	19.2	19.2	121.8	121.8	14.18	11.65	11.65	1.84
NSTS Bancorp, Inc.	10.45	57.4	NA	NA	71.3	71.3	21.03	29.52	29.52	0.00
PB Bankshares, Inc.	13.40	33.3	26.8	24.9	82.3	82.3	9.74	11.84	11.84	0.00
TC Bancshares, Inc.	16.32	73.5	30.2	30.2	93.5	93.5	19.47	20.84	20.84	0.61
Texas Community Bancshares, Inc.	15.73	48.1	29.1	27.0	93.2	94.0	13.81	14.81	14.71	0.00

(1)   Pro forma ratios assume an estimated pro forma market value of $15.7 million at the minimum, $18.4 million at the midpoint, $21.1 million at the maximum, and $24.2 million at the adjusted maximum (inclusive of the shares of common stock issued to the Foundation).

(2)   All public thrifts traded on a major exchange, excluding mutual holding companies and companies being acquired in announced merger transactions.

Source:  Peru Federal Savings Bank; S&P Global.

83

Feldman Financial Advisors, Inc.

Exhibit I

Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the stock conversion process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with Credit Suisse First Boston and Kaplan Associates. Each of the principals at Feldman Financial Advisors has more than 35 years of experience in consulting, and all were officers of their prior firm. Our senior staff collectively has worked with more than 1,000 commercial banks, savings institutions, credit unions, insurance companies, and mortgage companies nationwide. The firm’s office is located outside of Washington, D.C. in McLean, Virginia.

Background of Senior Professional Staff

Trent Feldman - President. Trent is a nationally recognized expert in providing strategic advice to and valuing financial service companies and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelor’s and Master’s Degrees from the University of California, Los Angeles.

Peter Williams - Principal. Peter specializes in merger and acquisition analysis, mutual-to-stock conversion valuations, corporate valuations, strategic business plans, and fair value accounting analysis. Peter previously was with Kaplan Associates for 13 years. Peter also worked as a Corporate Planning Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from The George Washington University.

I-1

Feldman Financial Advisors, Inc.

Exhibit II-1

Consolidated Balance Sheets

Peru Federal Savings Bank

As of December 31, 2020 to 2022

(Dollars in Thousands)

	December 31,
	2022	2021	2020
Assets
Cash and cash equivalents	$12,651	$21,542	$8,115
Available-for-sale debt securities	63,329	71,705	70,729
Held-to-maturity debt securities	3,146	3,054	2,821
Equity securities	88	112	219
Federal Home Loan Bank stock	347	330	254

Loans	85,459	81,407	82,644
Allowance for loan losses	(543)	(567)	(576)
Loans, net	84,916	80,840	82,068

Premises and equipment, net	2,150	2,159	2,277
Interest receivable	592	566	585
Bank-owned life insurance	3,783	3,696	3,611
Other assets	3,132	1,552	1,304
Total Assets	$174,134	$185,556	$171,983

Liabilities and Equity
Deposits:
Demand accounts	$17,248	$18,611	$17,206
Savings, NOW, and money market accounts	87,120	90,320	76,452
Certificate of deposit accounts	48,339	46,981	49,817
Total Deposits	152,707	155,912	143,475

Federal Home Loan Bank advances	-	5,000	4,000
Deferred compensation	687	635	588
Interest payable and other liabilities	601	569	599
Total Liabilities	153,995	162,116	148,662

Retained earnings	23,828	22,997	21,995
Accumulated other comprehensive income (loss)	(3,689)	443	1,326
Total Equity	20,139	23,440	23,321

Total Liabilities and Equity	$174,134	$185,556	$171,983

Source:  Peru Federal Savings Bank, financial statements.

II-1

Feldman Financial Advisors, Inc.

Exhibit II-2

Consolidated Income Statements

Peru Federal Savings Bank

For the Years Ended December 31, 2020 to 2022

(Dollars in Thousands)

	Year Ended December 31,
	2022	2021	2020
Total interest and dividend income	$4,803	$4,584	$4,847
Total interest expense	640	611	963
Net interest income	4,163	3,973	3,884

Provision (credit) for loan losses	61	(6)	445
Net interest income after provision	4,102	3,979	3,439

Commission income	28	28	21
Customer service fees	368	339	294
Net realized gain on loan sales	140	144	295
Loan servicing fees	78	81	87
Realized loss on sale of available-for-sale securities	(221)	-	(25)
Other income	116	68	259
Total non-interest income	509	660	931

Salaries and employee benefits	2,002	1,962	2,076
Occupancy	244	232	223
Depreciation	145	152	159
Data processing	573	434	387
Professional fees	152	100	99
Marketing	129	124	126
Printing and office supplies	69	63	64
Foreclosed assets, net	13	-	9
Deposit insurance premiums	140	163	130
Other expense	158	132	201
Total non-interest expense	3,625	3,362	3,474

Income before income taxes	986	1,277	896
Provision for income taxes	155	275	120

Net income	$831	$1,002	$776

Source:  Peru Federal Savings Bank, financial statements.

II-2

Feldman Financial Advisors, Inc.

Exhibit II-3

Loan Portfolio Composition

Peru Federal Savings Bank

As of December 31, 2020 to 2022

(Dollars in Thousands)

	December 31,
	2022		2021		2020
Loan	Amount	Percent	Amount	Percent	Amount	Percent
Category	(000s)	(%)	(000s)	(%)	(000s)	(%)
Real estate loans:
Residential one- to four-family	$59,112	69.17	$55,138	67.73	$53,387	64.53
Multi-family real estate	1,526	1.79	1,248	1.53	1,235	1.49
Commercial real estate	16,371	19.16	16,473	20.24	15,743	19.03
Construction and land dev.	1,518	1.78	2,034	2.50	1,428	1.73
Total real estate loans	78,527	91.89	74,893	92.00	71,793	86.78

Commercial business loans	2,116	2.48	2,202	2.70	6,709	8.11
Home equity loans/lines of credit	2,013	2.36	1,584	1.95	1,955	2.36
Consumer loans	2,803	3.28	2,728	3.35	2,271	2.75

Gross total loans	85,459	100.00	81,407	100.00	82,728	100.00

Allowance for loan losses	(543)		(567)		(576)
Deferred loan fees	-		-		(84)

Net total loans	$84,916		$80,840		$82,068

Source:  Peru Federal Savings Bank, financial statements.

II-3

Feldman Financial Advisors, Inc.

Exhibit II-4

Cash and Investments Composition

Peru Federal Savings Bank

As of December 31, 2020 to 2022

(Dollars in Thousands)

	December 31,
	2022		2021		2020
Cash or Investment	Amount	Percent	Amount	Percent	Amount	Percent
Category	(000s)	(%)	(000s)	(%)	(000s)	(%)
Cash and cash equivalents	$12,651	15.90	$21,542	22.27	$8,115	9.88

Available-for-sale securities:
U.S. Govt. and agency obligations	5,327	6.70	7,541	7.79	4,127	5.02
Mortgage-backed securities	38,224	48.04	41,593	42.99	41,886	50.99
State and political subdivisions	19,778	24.86	22,571	23.33	24,716	30.09
Total available-for-sale securities	63,329	79.60	71,705	74.12	70,729	86.11

Held-to-maturity securities:
U.S. Govt. and agency obligations	917	1.15	1,056	1.09	-	-
Mortgage-backed securities	5	0.01	18	0.02	46	0.06
Certificates of deposit	2,224	2.80	1,980	2.05	2,725	3.32
Other	-	-	-	-	50	0.06
Total held-to-maturity securities	3,146	3.95	3,054	3.16	2,821	3.43

Other investments:
Equity securities	88	0.11	112	0.12	219	0.27
Federal Home Loan Bank stock	347	0.44	330	0.34	254	0.31
Total other investments	435	0.55	442	0.46	473	0.58

Total cash and investments	$79,561	100.00	$96,743	100.00	$82,138	100.00

Percent of total assets (%)
Cash and cash equivalents		7.27		11.61		4.72
Available-for-sale securities		36.37		38.64		41.13
Held-to-maturity securities		1.81		1.65		1.64
Other investments		0.25		0.24		0.28
Total cash and investments		45.69		52.14		47.76

Source:  Peru Federal Savings Bank, financial statements.

II-4

Feldman Financial Advisors, Inc.

Exhibit II-5

Deposit Accounts Composition

Peru Federal Savings Bank

As of December 31, 2021 and 2022

(Dollars in Thousands)

	December 31,
	2022		2021
Deposit Account	Amount	Percent	Amount	Percent
Category	(000s)	(%)	(000s)	(%)
Non-interest bearing demand deposits	$17,248	11.29	$18,611	11.94
Regular savings deposit accounts	36,682	24.02	36,032	23.11
NOW deposit accounts	24,266	15.89	26,833	17.21
Money market deposit accounts	26,172	17.14	27,455	17.61
Total non-certificate accounts	104,368	68.35	108,931	69.87

Certificate of deposit accounts	48,339	31.65	46,981	30.13

Total deposits	$152,707	100.00	$155,912	100.00

Source:  Peru Federal Savings Bank, financial statements.

II-5

Feldman Financial Advisors, Inc.

Exhibit II-6

Borrowed Funds Composition

Peru Federal Savings Bank

As of or For the Year Ended December 31, 2021 and 2022

(Dollars in Thousands)

	As of or For the
	Year Ended
	December 31,
	2022	2021
Federal Home Loan Bank Advances

Average balance outstanding during the period	$1,769	$4,581

Balance outstanding at end of period	-	5,000

Maximum amount of borrowings outstanding at any month-end during the period	5,000	5,000

Weighted average interest rate during the period	0.00%	0.00%

Weighted average interest rate at end of period	NA	0.00%

Source:  Peru Federal Savings Bank, financial data.

II-6

Feldman Financial Advisors, Inc.

Exhibit II-7

Professional Background Summaries of Executive Officers

Peru Federal Savings Bank

Eric J. Heagy, CPA has served as President, Chief Executive and Chief Financial Officer of Peru Federal since 2007. Mr. Heagy graduated from Illinois State University with a bachelor’s degree in accounting and is a licensed Certified Public Accountant. He joined Peru Federal in 2002 following four years in public accounting, auditing various entities including financial institutions. He began his career at Peru Federal as Controller, was promoted to Chief Financial Officer in 2004, and then to President and Chief Executive Officer in 2007. During his time at Peru Federal, in addition to his primary responsibilities, Mr. Heagy has guided Peru Federal in other operational areas as compliance officer, information technology officer, lending officer, and human resources officer. He has served the community in leadership roles of many local organizations and currently is the Board Treasurer of the Illinois Valley YMCA and Treasurer of the Peru Elementary School District 124. He has 21 years of community banking experience.

Dale R. Tieman is the Executive Vice President and Chief Operations Officer of Peru Federal. Mr. Tieman has been with Peru Federal since 2001. He began his career with Peru Federal as a Financial Advisor and has advanced to different positions with Peru Federal. In 2009, he was promoted to Executive Vice President/Chief Operations Officer. Mr. Tieman serves on the board for several local non-for-profit organizations. Mr. Tieman holds Series 7, 63, and 65 securities licenses and is a graduate of the Graduate School of Banking, Madison. He has over 25 years of community banking experience.

Christopher J. Vaske has served as Senior Vice President and Chief Lending Officer since 2012. Before joining Peru Federal, he served as a commercial lending officer, commercial underwriter and credit officer for two regional financial institutions. He received his Bachelor of Science in Marketing, with a minor in finance, and a Masters of Business Administration from the University of Iowa. Mr. Vaske has served the community in leadership roles for many local organizations and currently is the Board Treasurer of the Lighted Way Association, Autism Foundation of the Illinois Valley, LPHS Band Parent Association, LaSalle Rotary Park Foundation and the Depue Community Unit School District 103.

Source: Peru Federal Savings Bank.

II-7

Feldman Financial Advisors, Inc.

Exhibit III

Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	2/21/23	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)
All Public Thrifts (1)
1895 Bancorp of Wisconsin, Inc.	WI	BCOW	529	14.34	14.34	(0.08)	(0.52)	9.90	64.5	NA	NA	81.2	81.2	11.64	0.00
Affinity Bancshares, Inc.	GA	AFBI	791	14.80	12.75	0.93	6.05	16.25	107.0	15.3	14.0	91.7	108.9	13.56	0.00
Axos Financial, Inc.	NV	AX	18,741	9.54	8.77	1.52	15.69	47.33	3,014.4	11.0	9.6	158.9	174.2	15.15	0.00
Blue Foundry Bancorp	NJ	BLFY	2,043	19.27	19.24	0.12	0.58	11.86	333.7	NM	NM	82.9	83.1	15.98	0.00
Broadway Financial Corporation	CA	BYFC	1,184	NA	NA	0.50	2.55	1.30	63.4	16.3	NA	73.9	94.6	NA	0.00
Capitol Federal Financial, Inc.	KS	CFFN	9,930	10.62	10.52	0.67	6.83	8.42	1,140.5	14.5	14.3	108.7	109.9	11.54	4.04
Carver Bancorp, Inc.	NY	CARV	712	6.34	6.34	(0.39)	(5.38)	4.42	19.6	NM	NM	96.1	96.1	2.76	0.00
Catalyst Bancorp, Inc.	LA	CLST	263	33.60	33.60	0.06	0.19	13.00	63.3	NA	NA	76.8	76.8	NA	0.00
Cullman Bancorp, Inc.	AL	CULL	406	24.26	24.26	1.05	3.91	11.71	86.7	22.1	22.1	88.0	88.0	21.36	1.02
ECB Bancorp, Inc.	MA	ECBK	874	18.44	18.44	NA	1.86	15.63	142.3	NA	NA	89.0	89.0	16.42	0.00
ESSA Bancorp, Inc.	PA	ESSA	1,927	11.22	10.57	1.09	9.48	20.20	196.9	9.7	9.6	97.2	103.9	10.90	2.96
First Northwest Bancorp	WA	FNWB	2,042	7.75	7.70	0.68	7.84	14.87	137.8	8.7	9.5	89.3	89.9	7.05	1.85
First Seacoast Bancorp, Inc.	NH	FSEA	524	9.11	9.11	0.29	2.58	10.29	52.2	34.4	35.4	109.3	109.3	9.96	0.00
FS Bancorp, Inc.	WA	FSBW	2,633	8.80	8.60	1.22	11.66	36.41	279.5	9.8	9.6	121.6	124.6	10.70	2.75
Generations Bancorp NY, Inc.	NY	GBNY	374	10.08	9.71	0.42	3.74	10.98	25.7	16.4	15.4	69.1	72.0	6.96	0.00
HarborOne Bancorp, Inc.	MA	HONE	5,360	11.51	10.31	0.95	7.14	13.69	639.3	14.1	13.7	108.6	123.0	12.51	2.01
Hingham Institution for Savings	MA	HIFS	4,194	9.20	9.20	0.98	10.01	287.20	627.3	16.9	11.6	159.8	159.8	14.71	0.86
HMN Financial, Inc.	MN	HMNF	1,096	8.88	8.81	0.75	7.03	21.86	94.9	11.9	NA	100.6	101.5	8.94	1.09
Home Federal Bancorp, Inc.	LA	HFBL	577	8.44	8.44	0.99	11.45	17.31	59.9	9.9	9.9	111.0	111.0	9.37	2.40
IF Bancorp, Inc.	IL	IROQ	824	8.63	8.63	0.69	7.51	18.08	57.4	10.3	9.7	84.9	84.9	7.33	2.21
Kearny Financial Corp.	NJ	KRNY	8,289	10.53	NA	0.62	5.19	9.91	651.1	14.2	11.4	76.5	101.8	8.06	4.39
Magyar Bancorp, Inc.	NJ	MGYR	822	12.16	12.16	1.01	8.11	12.60	87.5	10.5	10.5	85.0	85.0	10.34	0.93
Mid-Southern Bancorp, Inc.	IN	MSVB	265	11.65	11.65	0.72	4.69	13.08	35.4	19.2	19.2	121.8	121.8	14.18	1.84
New York Community Bancorp, Inc.	NY	NYCB	90,144	9.79	6.99	1.01	9.18	9.13	6,396.6	7.2	8.1	74.7	110.9	6.94	7.24
Northeast Community Bancorp, Inc.	NY	NECB	1,425	18.39	18.38	1.95	9.60	15.90	235.3	10.1	9.5	97.4	97.5	17.91	1.51
Northfield Bancorp, Inc.	NJ	NFBK	5,601	12.52	11.87	1.09	8.57	14.67	703.1	11.1	11.1	99.2	105.4	12.43	3.51
NSTS Bancorp, Inc.	IL	NSTS	268	29.52	29.52	(0.02)	(0.09)	10.45	57.4	NA	NA	71.3	71.3	21.03	0.00
PB Bankshares, Inc.	PA	PBBK	377	11.84	11.84	0.35	2.66	13.40	33.3	26.8	24.9	82.3	82.3	9.74	0.00
Ponce Financial Group, Inc.	NY	PDLB	2,312	21.31	21.31	(1.55)	(7.47)	9.22	213.5	NM	NA	85.6	85.6	10.98	0.00
Provident Bancorp, Inc.	MA	PVBC	1,636	12.68	12.68	(1.24)	(9.26)	9.36	170.3	NM	NM	79.7	79.7	10.11	0.00
Provident Financial Holdings, Inc.	CA	PROV	1,271	10.17	10.17	0.71	6.69	14.22	101.4	11.9	11.9	78.5	78.5	7.98	3.92

III-1

Feldman Financial Advisors, Inc.

Exhibit III (continued)

Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	2/21/23	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)
Provident Financial Services, Inc.	NJ	PFS	13,783	11.59	8.53	1.29	10.86	23.53	1,799.6	10.0	9.8	110.7	155.6	12.83	4.01
Riverview Bancorp, Inc.	WA	RVSB	1,599	9.51	7.93	1.13	12.29	7.12	153.7	8.1	8.1	100.7	122.9	9.57	3.36
Sterling Bancorp, Inc.	MI	SBT	2,445	13.53	13.53	0.15	1.19	6.11	317.0	NM	NM	93.8	93.8	12.70	0.00
TC Bancshares, Inc.	GA	TCBC	406	20.84	20.84	0.68	3.13	16.32	73.5	30.2	30.2	93.5	93.5	19.47	0.61
Territorial Bancorp Inc.	HI	TBNK	2,169	11.83	11.83	0.75	6.27	23.33	208.0	13.0	13.6	82.5	82.5	9.76	3.94
Texas Community Bancshares, Inc.	TX	TCBS	376	14.81	14.71	0.44	3.37	15.73	48.1	29.1	27.0	93.2	94.0	13.81	0.00
Third Coast Bancshares, Inc.	TX	TCBX	3,773	10.12	9.66	0.58	5.76	18.82	259.7	15.1	NA	80.7	85.9	6.87	0.00
Timberland Bancorp, Inc.	WA	TSBK	1,836	12.18	11.41	1.38	11.92	34.45	286.5	11.2	11.1	126.8	136.6	15.45	2.64
Triumph Financial, Inc.	TX	TFIN	5,334	16.67	12.30	1.79	11.46	61.92	1,442.7	15.6	18.3	176.5	257.6	28.16	0.00
TrustCo Bank Corp NY	NY	TRST	6,000	10.00	9.99	1.22	12.60	36.70	704.6	9.3	9.4	116.4	116.5	11.64	3.92
Waterstone Financial, Inc.	WI	WSBF	2,032	18.24	18.21	0.96	4.88	16.02	345.8	18.0	18.3	95.9	96.0	17.48	4.99
Western New England Bancorp, Inc.	MA	WNEB	2,553	8.94	8.41	1.02	11.85	10.04	222.8	8.5	9.1	97.8	104.5	8.74	2.79
William Penn Bancorporation	PA	WMPN	871	20.58	20.08	0.46	2.05	11.94	155.4	39.8	36.9	94.2	97.2	19.39	1.01
WSFS Financial Corporation	DE	WSFS	19,915	11.06	6.29	1.09	9.28	50.02	3,133.0	14.3	11.2	139.8	258.4	15.47	1.20

Average			5,123	13.53	13.01	0.68	5.67	NA	556.5	15.4	15.0	99.0	108.8	12.51	1.62
Median			1,636	11.62	11.41	0.74	6.27	NA	170.3	13.5	11.4	93.8	97.2	11.64	1.02

(1) Public thrifts traded on NYSE, NYSE American, and NASDAQ stock markets; excludes companies subject to pending acquisitions or mutual holding company ownership.

Source:  S&P Global.

III-2

Feldman Financial Advisors, Inc.

Exhibit IV-1

Pro Forma Assumptions for the Stock Offering

1.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2.	The net offering proceeds are invested to yield a return of 3.99%, which represented the yield on five-year U.S. Treasury securities at December 31, 2022. The effective income tax rate was assumed to be 28.5%, resulting in a net after-tax yield of 2.85%.

3.	It is assumed that a contribution of $100,000 in cash and 40,000 shares of common stock (aggregate value of $400,000) will be issued to the Foundation in connection with the Conversion and Stock Offering.

4.	It is assumed that 8.0% of the total shares of common stock to be issued in the Conversion (including shares issued to the Foundation) will be acquired by the Bank’s employee stock ownership plan (“ESOP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a 25-year loan to the ESOP from the Bank. No re-investment is assumed on proceeds used to fund the ESOP.

5.	It is assumed that that the Bank’s restricted stock plan (“RSP”) will purchase in the open market a number of shares equal to 4.0% of the total shares issued in the Conversion (including shares issued to the Foundation). Also, it is assumed that these shares are acquired at the initial public offering price of $10.00 per share. Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP. The annual expense is estimated based on a five-year vesting period. No re-investment is assumed on proceeds used to fund the RSP.

6.	It is assumed that an additional 10.0% of the total shares sold in the Stock Offering will be reserved for issuance by the Bank’s stock option plan. The pro forma net income has been adjusted to reflect the expense associated with the granting of options at an assumed options value of $4.07 per option. It is further assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period and 25.0% were non-qualified options for income tax purposes, the options would vest at a rate of 20.0% per year, and compensation expense will be recognized on a straight-line basis over the five-year vesting period

7.	The fair value of stock options has been estimated at $4.07 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0.00%; an expected option life of 10 years; a risk-free interest rate of 3.88%; and a volatility rate of 20.27% based a selected bank stock index.

8.	Total offering expenses are estimated at $1,500,000.

9.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the Stock Offering.

10.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

Feldman Financial Advisors, Inc.

Exhibit IV-2

Peru Federal Savings Bank

Pro Forma Conversion Valuation Range

Historical Financial Data as of December 31, 2022

(Dollars in Thousands, Except Per Share Data)

MINIMUM	MIDPOINT	MAXIMUM	ADJ. MAX.
Total shares outstanding	1,570,000	1,840,000	2,110,000	2,420,500
Shares sold in the offering	1,530,000	1,800,000	2,070,000	2,380,500
Shares issued to charitable foundation	40,000	40,000	40,000	40,000
Offering price	$10.00	$10.00	$10.00	$10.00
Pro forma market value	$15,700	$18,400	$21,100	$24,205
Gross offering proceeds	$15,300	$18,000	$20,700	$23,805
Less: estimated offering expenses	(1,500)	(1,500)	(1,500)	(1,500)
Net offering proceeds	13,800	16,500	19,200	22,305
Less: cash contribution to foundation	(100)	(100)	(100)	(100)
Less: ESOP purchase	(1,256)	(1,472)	(1,688)	(1,936)
Less: RSP purchase	(628)	(736)	(844)	(968)
Net investable proceeds	$11,816	$14,192	$16,568	$19,301
Net income - LTM ended 12/31/22	$831	$831	$831	$831
Pro forma income on net proceeds	337	405	473	551
Pro forma ESOP adjustment	(36)	(42)	(48)	(55)
Pro forma RSP adjustment	(90)	(105)	(121)	(138)
Pro forma option adjustment	(119)	(139)	(160)	(183)
Pro forma net income	$923	$950	$975	$1,006
Pro forma earnings per share	$0.64	$0.56	$0.50	$0.45
Core earnings - LTM ended 12/31/22	$1,006	$1,006	$1,006	$1,006
Pro forma income on net proceeds	337	405	473	551
Pro forma ESOP adjustment	(36)	(42)	(48)	(55)
Pro forma RSP adjustment	(90)	(105)	(121)	(138)
Pro forma option adjustment	(119)	(139)	(160)	(183)
Pro forma core earnings	$1,098	$1,125	$1,150	$1,181
Pro forma core earnings per share	$0.76	$0.66	$0.59	$0.53
Total equity - 12/31/22	$20,139	$20,139	$20,139	$20,139
Net offering proceeds	13,800	16,500	19,200	22,305
Plus: common stock issued to foundation	400	400	400	400
Less: charitable contribution expense	(358)	(358)	(358)	(358)
Less: ESOP purchase	(1,256)	(1,472)	(1,688)	(1,936)
Less: RSP purchase	(628)	(736)	(844)	(968)
Pro forma total equity	$32,097	$34,473	$36,849	$39,582
Pro forma book value	$20.44	$18.74	$17.46	$16.35
Tangible equity - 12/31/22	$20,139	$20,139	$20,139	$20,139
Net offering proceeds	13,800	16,500	19,200	22,305
Plus: common stock issued to foundation	400	400	400	400
Less: charitable contribution expense	(358)	(358)	(358)	(358)
Less: ESOP purchase	(1,256)	(1,472)	(1,688)	(1,936)
Less: RSP purchase	(628)	(736)	(844)	(968)
Pro forma tangible equity	$32,097	$34,473	$36,849	$39,582
Pro forma tangible book value	$20.44	$18.74	$17.46	$16.35
Total assets - 12/31/22	$174,134	$174,134	$174,134	$174,134
Net offering proceeds	13,800	16,500	19,200	22,305
Plus: common stock issued to foundation	400	400	400	400
Less: charitable contribution expense, net	(358)	(358)	(358)	(358)
Less: ESOP purchase	(1,256)	(1,472)	(1,688)	(1,936)
Less: RSP purchase	(628)	(736)	(844)	(968)
Pro forma total assets	$186,092	$188,468	$190,844	$193,577
Pro Forma Ratios:
Price / LTM EPS	15.6	x	17.9	x	20.0	x	22.2	x
Price / Core EPS	13.2	x	15.2	x	16.9	x	18.9	x
Price / Book Value	48.9%	53.4%	57.3%	61.2%
Price / Tangible Book Value	48.9%	53.4%	57.3%	61.2%
Price / Total Assets	8.44%	9.76%	11.06%	12.50%
Total Equity / Assets	17.25%	18.29%	19.31%	20.45%
Tangible Equity / Assets	17.25%	18.29%	19.31%	20.45%

Feldman Financial Advisors, Inc.

Exhibit IV-3

Pro Forma Conversion Analysis at the Midpoint Value

Peru Federal Savings Bank

Historical Financial Data as of December 31, 2022

Valuation Parameters	Symbol	Data
Net income -- LTM	Y	$831,000
Core earnings -- LTM	Y	1,006,000
Net worth	B	20,139,000
Tangible net worth	B	20,139,000
Total assets	A	174,134,000
Expenses in conversion	X	1,500,000
Other proceeds not reinvested	O	2,708,000
ESOP purchase	E	1,472,000
ESOP expense (pre-tax)	F	58,741
RSP purchase	M	736,000
RSP expense (pre-tax)	N	146,853
Stock option expense (pre-tax)	Q	149,776
Cash contribution to foundation	C	100,000
Stock contribution to foundation	K	400,000
Option expense tax-deductible	D	25.00%
Re-investment rate (after-tax)	R	2.85%
Tax rate	T	28.50%
Shares for EPS	S	92.32%

Pro Forma Valuation Ratios at Midpoint Value
Price / LTM EPS	P/E	17.86	x
Price / Core EPS	P/E	15.15	x
Price / Book Value	P/B	53.4%
Price / Tangible Book	P/TB	53.4%
Price / Assets	P/A	9.76%

Pro Forma Calculation at Midpoint Value				Based on

V =	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	=	$18,400,000	[LTM earnings]
	1 - (P/E / S) * R

V =	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T))	=	$18,400,000	[Core earnings]
	1 - (P/E / S) * R

V =	P/B * (B - X - E - M - (C+K)*(1-T)))	=	$18,400,000	[Book value]
	1 - P/B

V =	P/TB * (B - X - E - M - (C+K)*(1-T)))	=	$18,400,000	[Tangible book]
	1 - P/TB

V =	P/A * (A - X - E - M - (C+K)*(1-T))	=	$18,400,000	[Total assets]
	1 - P/A

Pro Forma						Valuation	Offering	Foundation
Valuation Range						Range	Range	Shares
Minimum	=	$18,400,000	x	0.8533	=	$15,700,000	$15,300,000	$400,000
Midpoint	=	$18,400,000	x	1.0000	=	$18,400,000	$18,000,000	$400,000
Maximum	=	$18,400,000	x	1.1467	=	$21,100,000	$20,700,000	$400,000
Adj. Max.	=	$21,100,000	x	1.1493	=	$24,205,000	$23,805,000	$400,000

Feldman Financial Advisors, Inc.

Exhibit IV-4

Comparative Valuation Ratio Analysis

Pro Forma Conversion Valuation

Computed from Market Price Data as of February 21, 2023

		Peru
		Federal	Comparative		All Public
Valuation		Savings	Group		Thrifts (1)
Ratio	Symbol	Bank	Average	Median	Average	Median
Price / LTM EPS	P/E		19.4	19.2	15.4	13.5
Minimum	(x)	15.6	-19.5%	-18.7%	1.4%	15.4%
Midpoint		17.9	-7.9%	-7.1%	15.9%	31.9%
Maximum		20.0	3.1%	4.0%	29.8%	47.7%
Adjusted Maximum		22.2	14.6%	15.6%	44.2%	64.2%

Price / Core EPS	P/E		18.8	19.2	15.0	11.4
Minimum	(x)	13.2	-29.9%	-31.6%	-12.1%	15.9%
Midpoint		15.2	-19.3%	-21.2%	1.2%	33.4%
Maximum		16.9	-9.8%	-11.9%	13.2%	49.2%
Adjusted Maximum		18.9	0.5%	-1.9%	26.0%	66.1%

Price / Book Value	P/B		88.2	85.0	99.0	93.8
Minimum	(%)	48.9	-44.5%	-42.4%	-50.6%	-47.8%
Midpoint		53.4	-39.5%	-37.2%	-46.1%	-43.1%
Maximum		57.3	-35.0%	-32.6%	-42.1%	-38.9%
Adjusted Maximum		61.2	-30.6%	-28.0%	-38.2%	-34.8%

Price / Tangible Book	P/TB		88.5	85.0	108.8	97.2
Minimum	(%)	48.9	-44.7%	-42.4%	-55.0%	-49.7%
Midpoint		53.4	-39.7%	-37.2%	-51.0%	-45.1%
Maximum		57.3	-35.3%	-32.6%	-47.4%	-41.1%
Adjusted Maximum		61.2	-30.9%	-28.0%	-43.8%	-37.1%

Price / Total Assets	P/A		14.11	12.72	12.51	11.64
Minimum	(%)	8.44	-40.2%	-33.7%	-32.6%	-27.5%
Midpoint		9.76	-30.8%	-23.3%	-22.0%	-16.1%
Maximum		11.06	-21.6%	-13.1%	-11.6%	-5.0%
Adjusted Maximum		12.50	-11.4%	-1.7%	0.0%	7.5%

(1) Excludes companies subject to mutual holding company ownership or pending acquisition.

IV-4